UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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SJW Corp.

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SJW CORP.

Notice of Annual Meeting of Shareholders

To Be Held On April 28, 2010

To Our Shareholders:

Notice is hereby given that the annual meeting of shareholders of SJW Corp. will be held on Wednesday, April 28, 2010 at 10:00 AM Pacific Time at the principal offices of SJW Corp., 110 West Taylor Street, San Jose, California, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.	To elect nine directors to serve on the Board of Directors of SJW Corp.;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2010; and

3.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on Wednesday, March 3, 2010 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof.

You are cordially invited to attend the meeting in person. You may call our offices at (408) 918-7231 for directions to our principal offices in order to attend the meeting in person. Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by telephone, via the Internet or by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting Procedure” on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the meeting. If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2010: A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, AND THE ANNUAL REPORT FOR THE YEAR ENDED ON DECEMBER 31, 2009 ARE AVAILABLE AT http://www.RRDEZProxy.com/2010/SJWCorp.

BY ORDER OF THE BOARD OF DIRECTORS

W. Richard Roth
President and Chief Executive Officer

San Jose, California

March 12, 2010

SJW CORP.

110 West Taylor Street

San Jose, California 95110

Proxy Statement for the 2010 Annual Meeting of Shareholders

To Be Held on April 28, 2010

The enclosed proxy is solicited on behalf of the Board of Directors of SJW Corp., a California corporation (“SJW Corp.” or the “Corporation”), for use at SJW Corp.’s annual meeting of shareholders to be held on April 28, 2010 at 10:00 AM Pacific Time and at any adjournment or postponement thereof. The annual meeting will be held at the principal offices of the Corporation, 110 West Taylor Street in San Jose, California.

These proxy solicitation materials are being mailed on or about March 25, 2010 to all shareholders entitled to notice of, and to vote at, the annual meeting of shareholders. SJW Corp.’s 2009 Annual Report, which includes its Form 10-K for the year ended December 31, 2009, accompanies these proxy solicitation materials.

PURPOSE OF MEETING

The Board of Directors has called the annual meeting of shareholders for the following purposes:

1.	To elect nine directors to serve on the Board of Directors of SJW Corp.;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2010; and

3.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors asks for your proxy for each of the foregoing proposals.

VOTING RIGHTS AND SOLICITATION

Voting

Only shareholders of record on March 3, 2010, the record date, will be entitled to notice of, and to vote at, the annual meeting. As of the close of business on March 3, 2010 there were 18,528,347 shares of common stock issued and outstanding.

Each share of common stock is entitled to one vote on each matter presented at the meeting, except in connection with the election of directors where shareholders are entitled to cumulate votes. When shareholders are entitled to cumulate votes, every shareholder, or his or her proxy, may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder. Alternately, a shareholder may distribute his or her votes on the same principle among as many candidates as he or she thinks fit. For example, assume you have 100 shares. There are nine directors to be elected at the annual meeting so you have a total of 9 x 100 = 900 votes. You could give all 900 votes to one nominee, or 300 votes to each of three nominees, or 100 votes to each of nine nominees. No shareholder or proxy, however, shall be entitled to cumulate votes unless: (1) the candidate(s) has been placed in nomination prior to the voting; and (2) the shareholder has given written notice to the chairman at the meeting prior to any voting that the shareholder intends to cumulate the shareholder’s votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. The Board of Directors seeks, by your proxy, the authority to cumulate votes among the directors listed in Proposal 1 in the manner determined by the proxy holder in his or her discretion in the event that any shareholder invokes cumulative voting. The nine nominees receiving the highest number of votes will be elected directors.

Quorum and Votes Required

A majority of the Corporation’s outstanding shares of common stock must be present in person or represented by proxy at the annual meeting in order to constitute a quorum. Abstentions and broker non-votes (shares held of record by brokers for which the required voting instructions are not provided by the beneficial owners of those shares) are included in the number of shares present for purposes of determining whether a quorum is present for the transaction of business.

In the election of directors, the nine director nominees receiving the highest number of affirmative votes will be elected (Proposal 1).

The ratification of the appointment of the independent registered public accounting firm (Proposal 2) requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the annual meeting, provided that such affirmative vote must also equal at least a majority of the shares required to constitute a quorum. For purposes of Proposal 2, abstentions and broker non-votes can have the effect of preventing approval of the proposal where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the required quorum.

Voting Procedure

Shareholders of record may vote via the Internet, by telephone, by mailing a completed proxy card prior to the annual meeting, by delivering a completed proxy card at the annual meeting, or by voting in person at the annual meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting facilities will close at 11:59 PM Eastern Time on April 27, 2010. If the enclosed form of proxy is properly signed, dated and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If voting instructions are not specified on the proxy, the shares represented by that proxy (if that proxy is not revoked) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal 1 and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm as described in Proposal 2 and as the proxy holder may determine in his or her discretion with respect to any other matter that properly comes before the annual meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

You may revoke your proxy at any time before it is actually voted at the meeting by:

•	Delivering written notice of revocation to the Corporate Secretary at SJW Corp., 110 West Taylor Street, San Jose, California 95110;

•	Submitting a later dated proxy; or

•	Attending the meeting and voting in person.

Your attendance at the meeting will not, by itself, constitute a revocation of your proxy.

You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in the stock transfer records of the Corporation. If you are a beneficial owner of shares, but those shares are held of record by another person such as a stock brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote those shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

Proxy Solicitation Costs

The Corporation will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation materials that the Corporation may provide to shareholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. The Corporation will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial shareholders. The solicitation of proxies will be made by regular or commercial mail and may also be made by telephone, telegraph, facsimile or personally by directors, officers and employees of the Corporation who will receive no extra compensation for such services.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Nine directors, which will constitute the entire Board of Directors following the annual meeting, are to be elected at the annual meeting, to hold office until the next annual meeting and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. Mr. Frederick R. Ulrich, Jr., a current member of the Board of Directors will not be standing for re-election at the annual meeting.

Unless individual shareholders specify otherwise, each returned proxy will be voted FOR the election of the nine nominees who are listed below, each of whom has been nominated by the existing Board of Directors upon the recommendation of the Nominating & Governance Committee. All nominees are current directors of SJW Corp., San Jose Water Company, a wholly owned subsidiary, and SJW Land Company, a wholly owned subsidiary. SJW Corp. intends to appoint all persons elected as directors of SJW Corp. at the annual meeting to be the directors of San Jose Water Company and SJW Land Company for a concurrent term. It is anticipated that five of the individuals elected as directors of SJW Corp. at the annual meeting will also be appointed as directors of SJWTX, Inc. and Texas Water Alliance Limited, two wholly owned subsidiaries of the Corporation, for a concurrent term.

In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, SJW Corp. is not aware of any nominee who is unable or will decline to serve as a director.

The following sets forth certain information concerning the nominees for directors of SJW Corp.:

Name	Age	Director Since		Position with the Corporation	Committee Membership
Katharine Armstrong	57	2009		Director	Nominating & Governance Committee

Mark L. Cali	44	1992		Director	Nominating & Governance Committee Real Estate Committee

J. Philip DiNapoli	70	1989		Director	Executive Compensation Committee (Chair) Real Estate Committee

Douglas R. King	67	2003		Director	Audit Committee (Chair) Executive Compensation Committee

Norman Y. Mineta	78	2008		Director	Audit Committee

George E. Moss	78	2009	(1)	Director	N/A

W. Richard Roth	57	1994		President, Chief Executive Officer and Director	Real Estate Committee (Chair)

Charles J. Toeniskoetter	65	1991		Chairman of the Board	Nominating & Governance Committee Real Estate Committee

Robert A. Van Valer	60	2006		Director	Nominating & Governance Committee (Chair)

(1)	Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.

Business Experience of Nominees

Katharine Armstrong, President of Natural Resources Solutions (“NRS”) since 2008 and President of Katharine Armstrong, Inc. (“KAI”) since 2003. Ms. Armstrong founded NRS in 2008, an Austin, Texas based company that works in partnership with universities, agencies of state and federal government, stakeholder groups and others to identify and implement positive solutions to environmental challenges created by regulatory mandates. Ms. Armstrong founded KAI in 2003, an Austin, Texas based firm specializing in statewide and national projects involving public affairs and legislative, agency and grassroots projects. KAI’s primary focus and efforts have been directed at solving complex environmental and natural resource issues at every level of the private, public and not-for-profit sectors.

Mark L. Cali, Attorney at Law, a Court Attorney for the Superior Court of California, County of San Luis Obispo since 2006. Prior to becoming a Court Attorney, Mr. Cali was a principal with the firm Clark, Cali and Negranti LLP from 1996 until 2006. Mr. Cali holds a California Real Estate Broker’s license and is Director and Vice-President of Arioto-Cali Properties and Winchester Ranch, Inc.

J. Philip DiNapoli, President of JP DiNapoli Companies Inc. (real estate development and investment company). Mr. DiNapoli currently serves as a director of Focus Business Bank. He is the former Chairman of Plaza Bank of Commerce and served as a director of Comerica, Inc. (bank holding company) from 1991 until 2006. Mr. DiNapoli also served as Chairman of Citation Insurance Company (workers’ compensation specialty carrier) until 1996. He is a member of the California State Bar.

Douglas R. King, Retired as an audit partner of Ernst & Young, LLP in 2002. During his career, Mr. King was the audit partner on large, complex public registrants, he managed Ernst & Young’s San Francisco office, and had regional managing responsibilities. He also serves as a director of Fuel Systems Solutions, Inc., Adaptive Spectrum and Signal Alignment, and Silicon Graphics International Corp. He also served as a director of Marvell Technology Group, Ltd. from April 2004 until October 2007. Mr. King is a Certified Public Accountant with a Masters Degree in Business Administration from the University of Arkansas.

Norman Y. Mineta, Vice Chairman of Hill & Knowlton, a worldwide public relations and public affairs consultancy, since July 2006. Secretary Mineta also serves as a director of AECOM Technology Corporation and Horizon Lines, Inc. He served as the United States Secretary of Transportation from January 2001 until July 2006. In 2000, Secretary Mineta was appointed as the United States Secretary of Commerce, and he served until 2001. For almost 30 years, he represented San Jose, California, first on the City Council, then as Mayor, and then as Member of Congress from 1975 to 1995.

George E. Moss, Vice Chairman of Roscoe Moss Manufacturing Company (manufacturer of water well casing and screen and water transmission pipe) since 1984. Mr. Moss was formerly President of the Roscoe Moss Company (holding company) until 1984. Mr. Moss has been a Board member of SJWTX, Inc., a wholly owned subsidiary of the Corporation, since 2005. Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.

W. Richard Roth, President and Chief Executive Officer of the Corporation, San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited. Mr. Roth was appointed Chief Executive Officer of SJW Corp. in 1999 and President in 1996. Prior to becoming President, he was Chief Financial Officer and Treasurer of the Corporation from 1990 to 1996 and Vice President from April 1992 until October 1996.

Charles J. Toeniskoetter, Chairman and Chief Executive Officer of Toeniskoetter & Breeding, Inc. Development (a real estate development, investment, and property management company) since 1983. He also serves as a director of Redwood Trust, Inc. (real estate investment trust) and Heritage Commerce Corp. (bank holding company).

Robert A. Van Valer, President of Roscoe Moss Manufacturing Company (manufacturer of water well casing and screen and water transmission pipe) since 1990. Mr. Van Valer served as Vice President from 1984 until 1990 and previously managed domestic and international water well construction projects since joining Roscoe Moss Manufacturing Company in 1977.

Business Experience of Other Current Director

Frederick R. Ulrich, Jr., Retired. Mr. Ulrich graduated from West Point and the Harvard Business School. From 1972 through 1982, he was a member of the corporate finance departments of Morgan Stanley & Co. and Warburg Paribas Becker. From 1982 through 2001, Mr. Ulrich was a consultant to corporations regarding mergers and acquisitions and an equity investor in leveraged buyouts.

No nominee or current director has any family relationship with any other current director, nominee or with any executive officer. Other than Mr. Roth, whose employment relationships with SJW Corp. and its subsidiaries are described above, no nominee is or has been employed by SJW Corp. or its subsidiaries during the past five years.

Experience, Qualifications, Attributes and Skills of Board Members

The biographies included above and the following table describe the particular experience, qualifications, attributes or skills that led the Board of Directors to conclude that each current director and nominee should serve as a director of SJW Corp. at this time, in light of its business and structure (in addition to any past experience on the Board of Directors of SJW Corp. and its subsidiaries):

Name	Particular Experience, Qualifications. Attributes or Skills
Katharine Armstrong

The principal experience, qualifications and skills that Ms. Armstrong brings to the Board of Directors contribute to the Board’s oversight of the Corporation’s operations in a heavily-regulated industry, its management of its water supply, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Former Chairman of the Texas Parks and Wildlife Commission, 2nd largest wildlife agency in the United States

-        Extensive experience in a wide variety of natural resource regulatory policy, including water

-        Member of the Board of Directors of the Texas Watershed Management Foundation

-        Participated in the formulation of a Land and Water Resources Conservation Plan, a strategic plan mandated by the Texas Legislature

-        Active in the State of Texas community where the Corporation conducts business operations through its wholly owned subsidiary, SJWTX, Inc.

Mark L. Cali

The principal experience, qualifications and skills that Mr. Cali brings to the Board of Directors contribute to the Board’s direction, guidance and oversight of the Corporation’s legal compliance and the execution of the Corporation’s overall real estate strategy, including the potential acquisition or disposition of real property. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Licensed attorney with experience in civil litigation, and in real estate, insurance, and construction matters

-        Licensed real estate broker with experience in commercial real estate

-        Board member and Vice-President of Arioto-Cali Properties, a commercial real estate company

In addition, Mr. Cali has a meaningful economic interest in the Corporation through his beneficial ownership of approximately 1.6 percent of the outstanding shares of the Corporation’s common stock.

Name	Particular Experience, Qualifications. Attributes or Skills
J. Philip DiNapoli

The principal experience, qualifications and skills that Mr. DiNapoli brings to the Board of Directors contribute to the Board’s direction, guidance and oversight of the Corporation’s financial reporting requirements, the Board’s administration of executive officer compensation programs through the Executive Compensation Committee, and the execution of the Corporation’s overall real estate strategy, including the potential acquisition or disposition of real property. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Extensive real estate experience

-        Experience serving on the Board, Audit Committee, Finance Committee, and Governance Committee of various publicly traded companies

-        Member of the California State Bar Association

-        Mr. DiNapoli is also active in the San Jose community and contributes to the Board’s goal of establishing significant relationships between the Corporation and the leaders of local communities

Douglas R. King

The principal experience, qualifications and skills that Mr. King brings to the Board of Directors contribute to the Board’s oversight of the Corporation’s financial reporting requirements and the Board’s administration of executive officer compensation programs through the Executive Compensation Committee. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Accounting, finance and audit experience, including his experience at Ernst & Young, LLP from 1970 until 2002

-        Serves as the Corporation’s “audit committee financial expert” as defined in Securities and Exchange Commission rules

-        Experience serving on the Board and Audit Committee of various publicly traded companies

-        Experience in managing 400 employees at Ernst & Young, LLP from 1998 until 2002

Norman Y. Mineta

The principal experience, qualifications and skills that Secretary Mineta brings to the Board of Directors relate primarily to his long-years of government service that allow him to contribute to the Board’s oversight of the Corporation’s extensive interaction with governmental agencies in the heavily-regulated public utility environment. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Former Member of the City of San Jose Council

-        Former Mayor of the City of San Jose

-        Member of Congress from 1975 until 1995

Name	Particular Experience, Qualifications. Attributes or Skills

-        United States Secretary of Transportation from 2001 until 2006

-        United States Secretary of Commerce from 2000 until 2001

-        Extensive experience in providing strategic advice on business, transportation, infrastructure, and political issues

In addition, Secretary Mineta is recognized as a long-standing community leader who has received numerous awards for community service, including the Presidential Medal of Freedom and the Wright Brothers Memorial Trophy.

George E. Moss

The principal experience, qualifications and skills that Mr. Moss brings to the Board of Directors relate primarily to his long years of experience in the water industry that allow him to contribute to the Board’s oversight of the Corporation’s operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Over 55 years experience in ground water development, water well design, water treatment, and sustainability

-        Over 25 years experience in the water industry

-        Experience and knowledge in executive compensation, mergers and acquisitions, and strategic initiatives

Mr. Moss has a substantial economic interest in the Corporation through his beneficial ownership of approximately 16.4 percent of the outstanding shares of the Corporation’s common stock.

W. Richard Roth

The principal experience, qualifications and skills that Mr. Roth brings to the Board of Directors contribute to the Board’s oversight of the Corporation’s operations in a heavily-regulated industry, its management of its water supply, and the Corporation’s execution of its overall strategy. Such experience, qualifications and skills may be summarized as follows:

-        Current President and Chief Executive Officer of the Corporation. Mr. Roth has been an officer of the Corporation since 1990.

-        Former President of the National Association of Water Companies and Trustee of the Water Research Foundation

-        Over 10 years experience with KPMG LLP, a registered public accounting firm, and a certified public accountant

-        Significant experience and knowledge in strategic initiatives, real estate, and corporate governance

Mr. Roth is also active in the San Jose community and contributes to the Board’s goal of establishing significant relationships between the Corporation and the leaders of local communities.

Name	Particular Experience, Qualifications. Attributes or Skills
Charles J. Toeniskoetter

Mr. Toeniskoetter has substantial experience in the water industry that allows him to contribute to the Board’s oversight of the Corporation’s operations, through San Jose Water Company, in that heavily-regulated industry. Mr. Toeniskoetter’s experience as a member of other public company boards of directors also allows him to offer valuable insight to the Board on corporate governance matters. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Water industry experience, including an owner of an investor owned water company

-        Experience serving on the Board, Audit Committee, Nominating & Governance Committee, and Strategic Planning Committee of various publicly traded companies

-        Formed and served as CEO and President of several successful businesses

-        Significant experience in the commercial real estate industry, a recognized real estate developer, and investor in Silicon Valley

-        Experience dealing with the California Public Utility Commission and other water utility governmental agencies

-        Masters of Business degree from Stanford University

Mr. Toeniskoetter has also been a leader in the San Jose community for over 35 years.

Frederick R. Ulrich, Jr.

The experience, qualifications and skills that Mr. Ulrich brings to the Board of Directors contribute to the Board’s oversight of the Corporation’s financial reporting requirements, potential acquisitions and dispositions by the Corporation, and to the Board’s administration of executive officer compensation programs through the Executive Compensation Committee. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Extensive financial experience, including as Chief Financial Officer of two companies and as a member of the corporate finance and merger and acquisition departments of Morgan Stanley & Co. and Warburg Paribas Becker from 1972 until 1982

-        As CEO of various entities, providing advice on various transactions, including acquisitions and financings between 1982 and 2002

-        Advisory director of the Entrepreneur Association of the Anderson School of Management at UCLA since 1989

-        Masters of Business Administration (MBA) degree from the Harvard Business School

Name	Particular Experience, Qualifications. Attributes or Skills
Robert A. Van Valer

Mr. Van Valer has substantial experience in the water industry that allows him to contribute to the Board’s oversight of the Corporation’s operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Over 32 years of water industry experience, including water well construction, domestic and foreign, and manufacturing operations and management for water well casing and screen and water transmission pipe

-        President since 1990 of Roscoe Moss Manufacturing Company, supplier to municipal, state and federal water projects and investor owned utilities in the western United States

-        Participation in several industry non-profit and educational organizations, including being a member of various ground water associations

Independent Directors

The Board of Directors has affirmatively determined that each of its current directors, other than W. Richard Roth, SJW Corp.’s Chief Executive Officer and President, is independent within the meaning of the New York Stock Exchange director independence standards, as currently in effect.

In connection with its determination of independence for Charles J. Toeniskoetter, the Board of Directors reviewed Mr. Toeniskoetter’s relationship with the Corporation through 444 West Santa Clara Street, L.P. In 1999, SJW Land Company and TBI-444 West Santa Clara Street, L.P. (“TBI-444”) formed 444 West Santa Clara Street, L.P., a California limited partnership (the “Partnership”). TBI-444 is the general partner with a 30 percent interest in the Partnership and SJW Land Company is a limited partner with a 70 percent interest in the Partnership. Mr. Toeniskoetter is a limited partner in TBI-444 with a 32.3 percent interest and Toeniskoetter & Breeding, Inc. Development (“TBI Development”) is the general partner with a 5 percent interest in TBI-444. Mr. Toeniskoetter is the Chairman and has a 51 percent interest in TBI Development. The Board of Directors has concluded that the relationship is not a material relationship and therefore does not preclude Mr. Toeniskoetter from being independent based on the following considerations. SJW Land Company’s role in the Partnership is as a limited partner. SJW Land Company received its limited partnership interest in exchange for an in-kind contribution of raw land to the Partnership in connection with its formation in 1999. The Corporation’s objective in forming the Partnership was to convert raw land into income producing commercial property through the skills of the principals of the general partner, including Mr. Toeniskoetter. The Corporation does not have operational control over the Partnership, is not subject to any recourse for the indebtedness of the Partnership, and is not liable for any other obligations of the Partnership. In addition, the cash distribution payments made by the Partnership to the general partner, TBI-444, an entity controlled by Mr. Toeniskoetter, are made solely out of the net income of the Partnership. Such payments were approximately in the amount of $60,000 in 2005, $61,200 in 2006, $71,760 in 2007, $71,760 in 2008, $86,571 in 2009, and future annual payments are expected to remain consistent with the payments in 2008. In addition, TBI Development manages the office building owned by the Partnership pursuant to a property management agreement between the Partnership and TBI Development. Under this property management agreement, in 2009 the tenant in the office building paid $39,442 of management fees to TBI Development. Such amounts were not significant to Mr. Toeniskoetter’s annual personal income or his development and property management business. Consequently, the Board of Directors believes that Mr. Toeniskoetter is not subject to undue influence with respect to the Partnership, or in his capacity as a director, by the Board of Directors, or management of the Corporation.

In connection with the determination of independence for Robert A. Van Valer and George E. Moss, the Board of Directors considered the Corporation’s relationship with Roscoe Moss Manufacturing Company, an intermittent supplier of the Corporation and its subsidiaries and of which Mr. Moss is Vice Chairman of the Board and a significant shareholder and Mr. Van Valer is the President and a shareholder. There were no sales by Roscoe Moss Manufacturing Company to SJW Corp. in 2004 and 2005. Roscoe Moss Manufacturing Company sold water well casing and Rossum Sand Testers to San Jose Water Company, the Corporation’s wholly owned subsidiary, for an aggregate price of approximately $5,333 in 2006 and approximately $4,139 in 2007. In addition, Roscoe Moss Manufacturing Company sold well casing and screen for an aggregate of ten water wells with an aggregate price of approximately $397,873 in 2006, approximately $265,865 in 2007, approximately $380,031 in 2008, approximately $385,628 in 2009, and approximately $366,400 from January 1 to February 10, 2010, to contractors for use in San Jose Water Company well replacement construction projects. The Board of Directors concluded that the Corporation’s relationship with Roscoe Moss Manufacturing Company is not a material relationship and therefore would not impair the independence of Mr. Van Valer and Mr. Moss in light of the fact that the aggregate sales of Roscoe Moss Manufacturing Company to the Corporation and contractors for use in San Jose Water Company construction projects were less than one percent of Roscoe Moss Manufacturing Company’s gross revenues in 2006, 2007, 2008, and 2009, and Mr. Van Valer, Mr. Moss and the Board of Directors expect that direct and indirect purchases of products from Roscoe Moss Manufacturing Company will remain less than one percent of its revenue in future years.

The Board of Directors has determined that the members of the Audit Committee also meet the additional independence criteria promulgated by the New York Stock Exchange for audit committee membership.

Board Leadership Structure

SJW Corp.’s Corporate Governance Policies provide that both independent and management directors, including the Chief Executive Officer, are eligible for appointment as the Chair. However, if the Chair is not an independent director, the independent directors may elect an independent director to serve as the lead independent director. Charles J. Toeniskoetter, an independent director, currently serves as the Chairman of the Board. Such leadership structure is deemed appropriate at this time for the following reasons: (i) it facilitates communication among the independent directors and allows the Chairman to serve as the principal liaison between the independent directors and management, (ii) it provides the Chief Executive Officer with the opportunity to discuss strategic initiatives and other major business or industry developments with the Chairman between scheduled Board meetings, and (iii) it allocates administrative functions at the Board level to the Chairman, such as serving as the Chair of Board meetings and leading the discussions at those meetings, working with management to set the agenda for each meeting and setting meetings of the independent directors, and by removing such responsibilities from the Chief Executive Officer it allows him more time to focus on executive decisions affecting the business operations of the Corporation.

Board’s Role in Risk Oversight

The Corporation has implemented a formal internal risk assessment process that focuses on the principal risks that have been identified for the Corporation, namely risks associated with the Corporation’s regulatory environment and business operations, other compliance requirements, its information technology and data storage and retrieval facilities, insurance coverage, liquidity, credit and other financial risks, internal controls over financial reporting, risks related to potential fraudulent activities and any material risks posed by the Corporation’s compensation policies. The Audit Committee, pursuant to its charter, oversees this risk assessment process and meets periodically with members of the internal risk assessment team to discuss the identified risks and the measures taken to control, manage and mitigate those risks. On the basis of these meetings and discussions, the Chairman of the Audit Committee reports periodically to the full Board regarding the Committee’s risk oversight function.

Board Committees

The Board of Directors has a standing Audit Committee, an Executive Compensation Committee, a Nominating & Governance Committee, and a Real Estate Committee.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reports and other financial information provided by the Corporation to any governmental body or the public, the Corporation’s compliance with legal and regulatory requirements, the Corporation’s systems of internal controls, the qualifications and independence of the independent accountants, and the quality of the Corporation’s accounting and financial reporting processes generally. Messrs. King and Ulrich and Secretary Mineta are the Audit Committee members. The Board of Directors has determined that Mr. King is an “audit committee financial expert” as defined in Securities and Exchange Commission rules. Mr. King is “independent,” as independence for audit committee members is defined in the listing standards of the New York Stock Exchange. The Audit Committee held 10 meetings during fiscal year 2009. The Audit Committee charter may be found at the Corporation’s website at www.sjwater.com.

Executive Compensation Committee

The Executive Compensation Committee assists the Board of Directors in its responsibilities with respect to the compensation of the Corporation’s executive officers and other key employees, and administers all employee benefit plans, including the Corporation’s Long-Term Incentive Plan, Executive Officer Short-Term Incentive Plan and any other equity incentive plans that may be adopted by the Corporation. The Executive Compensation Committee is also authorized to approve the compensation payable to the Corporation’s executive officers and other key employees, approve all perquisites, equity incentive awards and special cash payments made or paid to executive officers and other key employees, and approve severance packages with cash and/or equity components for the executive officers and other key employees. Additionally, the Executive Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs.

The Executive Compensation Committee has engaged Frederic W. Cook & Co., Inc., a national executive compensation consulting firm (“F.W. Cook”), to serve as the committee’s independent compensation consultant. The role of such consultant, the nature and scope of its assignment and the material elements of the instructions or directions given to such consultant with respect to the performance of its duties is more fully set forth below in the section entitled “Compensation Discussion and Analysis.” F.W. Cook only provided advice or recommendations on the amount and form of executive and director compensation in 2009. No additional services were provided by F.W. Cook or any affiliate to SJW Corp. or its subsidiaries in 2009.

Messrs. DiNapoli, King and Ulrich are the current members of the Executive Compensation Committee. As indicated, Mr. Ulrich is not standing for re-election to the Board at the annual meeting and will accordingly cease membership on the Executive Compensation Committee following the annual meeting. The Executive Compensation Committee held eight meetings during fiscal year 2009. The Executive Compensation Committee Charter may be found at the Corporation’s website at www.sjwater.com.

Nominating & Governance Committee

The Nominating & Governance Committee is charged by the Board of Directors with reviewing and proposing changes to the Corporation’s corporate governance policies, developing criteria for evaluating performance of the Board of Directors, determining the requirements and qualifications for members of the Board of Directors and proposing to the Board of Directors nominees for the position of director of the Corporation. Messrs. Cali, Toeniskoetter and Van Valer, and Ms. Armstrong are the Nominating & Governance Committee members. The Board of Directors has determined that all of the members of the Nominating &

Governance Committee are independent as defined under the independence standards for nominating committee members in the listing standards for the New York Stock Exchange. The Nominating & Governance Committee held four meetings during fiscal year 2009. The Nominating & Governance Committee has a charter and Corporate Governance Policies, which may be found at the Corporation’s website at www.sjwater.com.

On October 28, 2004, the Board of Directors approved the “Policies and Procedures of the Nominating & Governance Committee for Nomination for Directors” (the “Policies and Procedures”). Such Policies and Procedures were amended effective October 26, 2006. The Policies and Procedures specify director selection criteria for the Nominating & Governance Committee to consider, and procedures for identifying and evaluating director candidates for the Nominating & Governance Committee to follow, when executing its duty to recommend director nominees at the annual meeting of shareholders. The Policies and Procedures also specify steps a shareholder must take in order to properly recommend director candidates which the Nominating & Governance Committee will consider. All candidates for director must generally meet the criteria set forth in the Policies and Procedures, a copy of which can be found at the Corporation’s website at www.sjwater.com.

The criteria address the specific qualifications that the Nominating & Governance Committee believes must be met by each nominee prior to recommendation by the committee for a position on the Corporation’s Board of Directors. In particular, the criteria address the specific qualities or skills that the Nominating & Governance Committee believes are necessary for one or more of the Corporation’s directors to possess in order to fill the Board, committee chairman and other positions, and to provide the best combination of experience and knowledge on the Board and its committees. These criteria include: highest professional and personal ethical standards; absence of any interests that would materially impair his or her ability to exercise judgment or otherwise discharge the fiduciary duties; ability to contribute insight and direction to achieve the Corporation’s goals; skills and expertise relative to the entire make-up of the Board; experience in effective oversight and decision-making, including experience on other boards; ability and willingness to serve a full term with consistent attendance; first-hand business experience and achievement in the industry; and independence as determined under the New York Stock Exchange and SEC rules and regulations. The Nominating & Governance Committee and the Board of Directors do take diversity into account when considering potential nominees for directors, such as differences of viewpoint, varied professional or governmental experience, education and advanced degrees, skill set and other individual qualities and attributes that are likely to contribute to board heterogeneity. However, SJW Corp. does not have a formal or other established policy in which one or more diversity factors have been specifically identified for application as a matter of ordinary course in the director nominee process.

The steps a shareholder must take in order to properly recommend director candidates which the Committee will consider include submission via mail to the attention of the Nominating & Governance Committee at the address of the Corporate Secretary, SJW Corp., 110 West Taylor Street, San Jose, California 95110, of a completed “Shareholder Recommendation of Candidate for Director” form which can be found at the Corporation’s website at www.sjwater.com or may be obtained by mailing a request for a copy of the form to the Corporate Secretary of the Corporation at the above address. Forms must be submitted not earlier than 210 days prior and not later than 120 days prior to the one-year anniversary of the date the proxy statement for the preceding annual meeting was mailed to shareholders. In addition to or in lieu of making a director candidate recommendation via the completed recommendation form, shareholders may nominate directly a person for election as a director at the annual meeting by following the procedures set out in the Corporation’s By-Laws, as amended on May 6, 2009. Under the By-Laws, a nominating shareholder must provide the Corporation with advance written notice of a proposed nomination no later than 90 days and no earlier than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Such advance notice must include certain information and materials relating to the shareholder and the proposed nominee as prescribed under the By-Laws, including the name and qualification of the proposed nominee and other information typically required in a proxy statement filed under proxy rules of the Securities and Exchange Commission. For more information on the procedure and advance notice requirement for nominating a director, see Section 10.14 of the Corporation’s By-Laws, a copy of which is attached as Exhibit 3.1 to a current report on Form 8-K filed on May 7, 2009.

Real Estate Committee

The Real Estate Committee is charged with the review of significant potential acquisitions or dispositions involving the real property interests of the Corporation and its subsidiaries and makes recommendations thereon to the Chief Executive Officer and the full Board. Messrs. Toeniskoetter, Roth, Cali and DiNapoli are the members of the Real Estate Committee. The Real Estate Committee held three meetings during fiscal year 2009.

Communications with the Board

Communications to the Board of Directors may be submitted by email to boardofdirectors@sjwater.com or by writing to SJW Corp., Attention: Corporate Secretary, 110 West Taylor Street, San Jose, California 95110. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees or the Chairman as the lead independent director, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Corporation, including the President or Chairman, as appropriate.

Interested parties may make their concerns known to non-management directors or independent directors on a confidential and anonymous basis by calling the Corporation’s toll free hotline, 1-888-883-1499.

Code of Ethical Business Conduct

The Corporation has adopted a Code of Ethical Business Conduct (the “Code”) that applies to the directors, officers and employees of the Corporation. A copy of the Code can be found at the Corporation’s website at www.sjwater.com.

Board Meetings

During 2009, there were four regular meetings and one special meeting of the Board of Directors of SJW Corp. Each director attended or participated in 75 percent or more of the aggregate of (i) the total number of regular and special meetings of the Board of Directors of SJW Corp. and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2009 fiscal year. Mr. Toeniskoetter was chosen to preside at all executive sessions of non-management directors or independent directors.

Pursuant to the Corporation’s Corporate Governance Policies, each member of the Board of Directors is strongly encouraged to attend the annual meetings of shareholders. All of the directors of SJW Corp. attended the 2009 annual meeting of shareholders.

Compensation of Directors

The following table sets forth certain information regarding the compensation of each non-employee member of the Board of Directors of SJW Corp. for the 2009 fiscal year.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Katharine Armstrong	$47,917	—	—	—	—	—	$47,917
Mark L. Cali	$83,500	—	—	—	—	—	$83,500
J. Philip DiNapoli	$94,500	—	—	—	—	—	$94,500
Douglas R. King	$111,500	—	—	—	—	—	$111,500
Norman Y. Mineta	$75,000	—	—	—	—	—	$75,000
George E. Moss	—	—	—	—	—	—	—
Charles J. Toeniskoetter	$143,000	—	—	—	—	—	$143,000
Frederick R. Ulrich, Jr.	$89,000	—	—	—	—	—	$89,000
Robert A. Van Valer	$88,000	—	—	—	—	—	$88,000

(1)	Consists of the annual retainer and meeting fees for service as members of the Board of Directors of the Corporation, San Jose Water Company, SJW Land Company, and SJWTX, Inc. For further information concerning such fees, see the sections below entitled “Director Annual Retainer” and “Director Meeting Fees.” Mr. Moss waived his retainer and meetings fees for the 2009 fiscal year.

Name	2009 Retainer	2009 Meeting Fees	Total Annual Service Fees
Katharine Armstrong	$37,917	$10,000	$47,917
Mark L. Cali	$60,000	$23,500	$83,500
J. Philip DiNapoli	$60,000	$34,500	$94,500
Douglas R. King	$60,000	$51,500	$111,500
Norman Y. Mineta	$60,000	$15,000	$75,000
George E. Moss	—	—	—
Charles J. Toeniskoetter	$115,000	$28,000	$143,000
Frederick R. Ulrich, Jr.	$60,000	$29,000	$89,000
Robert A. Van Valer	$65,000	$23,000	$88,000

(2)

No reportable stock awards were made to the non-employee directors during the 2009 fiscal year. However, as of December 31, 2009, the following non-employee directors held deferred stock awards covering the following number of shares of SJW Corp.’s common stock with dividend equivalent rights: Ms. Armstrong, 0 shares; Mr. Cali, 21,425 shares; Mr. DiNapoli, 28,364 shares; Mr. King, 7,369 shares; Secretary Mineta, 0 shares; Mr. Moss, 0 shares; Mr. Toeniskoetter, 21,425 shares; Mr. Ulrich, 0 shares; and Mr. Van Valer, 2,149 shares. Any deferred shares so held are attributable to the director’s prior participation in certain deferred compensation programs implemented under the Corporation’s Long-Term Incentive Plan. For further information concerning those programs, see the section below entitled “Long-Term Incentive Plan.” The phantom dividends that accumulate on those deferred shares pursuant to the dividend equivalent rights are converted annually into additional deferred shares. For further information concerning such dividend equivalent rights, see the section below entitled “Dividend Equivalent Rights.” Such dividend equivalent rights were factored into the original grant date fair value of the deferred shares determined for financial accounting purposes under FASB ASC Topic 718, and accordingly no amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the 2009 fiscal year as a result of those dividend equivalent rights. Those 2009 fiscal year phantom dividends were converted into the following additional deferred shares for the non-employee directors on January 4, 2010: Mr. Cali was credited with 653 shares; Mr. DiNapoli was credited with 864 shares; Mr. King was credited with 224 shares;

Mr. Toeniskoetter was credited with 653 shares; and Mr. Van Valer was credited with 65 shares. At the time of such credit, the fair market value per share of the Corporation’s common stock was $22.57.

(3)	No option awards were made to the non-employee directors during the 2009 fiscal year.

Director Annual Retainer

The following table sets forth the 2009 annual retainer fees for the non-employee Board members of SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Annual Retainer
SJW Corp.
Chairman	$30,000
Other Board Members	$15,000

San Jose Water Company
Chairman	$60,000
Other Board Members	$40,000

SJW Land Company
Chairman	$20,000
Other Board Members	$5,000

SJWTX, Inc.
Chairman	$5,000
Other Board Members	$5,000

Texas Water Alliance Limited
Board Members	$0

Director Meeting Fees

The following table sets forth the 2009 per meeting Board and Committee fees for the non-employee Board members of SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Meeting Fees
SJW Corp.
Chairman	$1,000
Other Board Members	$1,000

SJW Corp. Committees
Audit Committee Chairman (for attending audit committee meetings)	$3,000
Other Committee Chairman (for attending their respective committee meetings)	$2,000
Other Board Members	$1,000

San Jose Water Company
Chairman	$1,000
Other Board Members	$1,000

SJW Land Company
Chairman	$500
Other Board Members	$500

SJWTX, Inc.
Chairman	$2,500
Other Board Members	$500

Texas Water Alliance Limited
Board Members	$500

The meeting fees are the same for attending Board and Committee meetings held telephonically.

In the event a non-employee director attends an in-person Board or Committee meeting by telephone, he or she will be entitled to receive the applicable per meeting fee for the first meeting attended by telephone in a calendar year and half of such meeting fee for each subsequent meeting attended by telephone in the same calendar year.

Non-employee directors may also receive fees determined on a case-by-case basis by SJW Corp.’s Executive Compensation Committee and ratified by the Board of Directors for attending additional meetings other than Board or Committee meetings, such as Board retreats, strategic planning meetings, or other programs organized by SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. or Texas Water Alliance Limited.

Mr. Moss elected not to receive any retainer or meeting fees for his service as a non-employee director in the 2008, 2009 and 2010 fiscal years.

Deferral Election Program for Non-Employee Board Members

Pursuant to the Deferral Election Program, each non-employee member of the Corporation’s Board of Directors has the opportunity to defer: (i) either 50 percent or 100 percent of his or her annual retainer fees for serving on the Corporation’s Board and the Board of one or more subsidiaries; and (ii) 100 percent of his or her fees for attending pre-scheduled meetings of such Boards or any committees of such Boards on which he or she serves. The deferral election is irrevocable and must be made prior to the start of the year for which the fees are to be earned.

The fees which a non-employee Board member elects to defer under such program for the fiscal year are credited to a deferral election account that will be credited with a fixed rate of interest, compounded semi-annually and set at the start of each calendar year at the lower of (i) the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120 percent of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding. The non-employee Board members will vest in the portion of their account attributable to each Board or Board committee on which they serve during a calendar year in a series of 12 equal monthly installments upon their completion of each calendar month of service on that Board or Board committee during such calendar year. Distribution of the vested balance credited to each Board member’s deferral election account will be made or commence on the 30th day following his or her cessation of Board service. The cash distribution will be made either in a lump sum or through a series of annual installments in accordance with the payment election such Board member made.

Messrs. Cali, DiNapoli and King elected to defer all of their 2009 annual retainer fees and pre-scheduled 2009 meeting fees.

Long-Term Incentive Plan

Prior to the 2008 fiscal year, the non-employee directors were able to receive awards of deferred stock, either through the conversion of their deferred Board and Committee fees under the Deferral Election Program into deferred shares of the SJW Corp. common stock or through their participation in the Deferred Restricted Stock Program. Both of those deferred stock programs were implemented under the Corporation’s Long-Term Incentive Plan (the “LTIP”).

The principal features of the Deferred Restricted Stock Program may be summarized as follows:

Each non-employee director who commenced Board service on or after April 29, 2003 was granted: (i) a deferred stock award on the first business day of January next following his or her completion of at least six months of service as a Board member; and (ii) annual grants of deferred stock on the first business day of January in each of the next nine succeeding calendar years, provided he or she remained a non-employee member of the Board through such date. The number of shares of the Corporation’s common stock underlying each annual deferred stock award was determined by dividing (i) the aggregate dollar amount of the annual retainer fees, at the levels in effect as of the date of grant, for service on the Board and for service on the Boards of Directors of the Corporation’s subsidiaries for the calendar year in which the grant is made by (ii) the fair market value per share of the Corporation’s common stock on the grant date. The shares subject to each deferred stock award are fully vested and will be issued from the LTIP on a distribution commencement date tied to the director’s cessation of Board service or other pre-specified date. The shares may be issued either in a single lump sum or in up to 10 annual installments, as elected by the director at the time of his or her initial entry into the Deferred Stock Program or pursuant to the special payment election made available in 2007.

In addition, each non-employee director who commenced Board service prior to April 29, 2003 and participated in the Director Pension Plan was given the opportunity during the 2003 calendar year to elect to convert his or her accumulated benefit under that plan into a deferred stock award. The accumulated benefit of each director who made such an election was converted, on September 2, 2003, into a deferred stock award of comparable value based on the fair market value per share of the Corporation’s common stock on such date. The award vested in 36 monthly installments over the director’s period of continued Board service measured from the conversion date.

In accordance with the foregoing, Messrs. Cali, DiNapoli, Gibson (a former Board member), Moss, and Toeniskoetter elected to have their accumulated Director Pension Plan benefits converted into deferred stock pursuant to the Deferred Stock Program. As a result, Messrs. Cali, DiNapoli, Gibson, Moss, and Toeniskoetter each had $270,000 in Pension Plan benefits converted into a deferred stock award covering 19,014 shares of the Corporation’s common stock.

Each deferred stock award contains dividend equivalent rights, as discussed below. Except for the additional deferred shares that result from those dividend equivalent rights, no further deferred shares are intended to be awarded to the non-employee directors under either the Deferral Election Program or the Deferred Restricted Stock Program.

Director Pension Plan

Messrs. Ulrich and King continue to participate in the Director Pension Plan. Under such plan, Messrs. Ulrich and King will each receive, following their cessation of service as a director, a benefit equal to one half of the aggregate annual retainer for service on the Board of SJW Corp. and the Boards of San Jose Water Company and SJW Land Company as in effect at the time such director ceases to be a director. This benefit will be paid to the director, his beneficiary or his estate, for the number of years the director served on the Board until December 31, 2007 up to a maximum of 10 years. These payments will be made with the same frequency as the ongoing Directors retainers. Mr. Ulrich has six full years of pre-2008 Board service and Mr. King has four full years of pre-2008 Board service. Mr. Ulrich’s payments under such plan will begin following the annual meeting since he will no longer serve as a Board member. Directors who elected to convert their accumulated Director Pension Plan benefits into deferred restricted stock in 2003 and non-employee directors who commenced Board service on or after April 29, 2003 are not eligible to participate in the Director Pension Plan.

Dividend Equivalent Rights

Dividend Equivalent Rights (“DERs”) are part of the outstanding deferred stock awards currently credited to the non-employee directors as result of their pre-2008 participation in the Deferral Election and Deferred Restricted Stock Programs. Pursuant to those DERs, each non-employee director’s deferred stock account under each program will be credited, each time a dividend is paid on the Corporation’s common stock, with a dollar amount equal to the dividend paid per share multiplied by the number of shares at the time credited to the deferred stock account, including shares previously credited to the account by reason of the DERs. As of the first business day in January each year, the cash dividend equivalent amounts so credited in the immediately preceding year will be converted into additional shares of deferred stock by dividing such cash amount by the average of the fair market value of the Corporation’s common stock on each of the dates in the immediately preceding year on which dividends were paid. The additional shares of common stock that are credited based on such DERs will vest in the same manner as the deferred stock awards to which they are attributable.

Effective as of January 1, 2008, the Corporation has imposed a limitation on the maximum number of years such DERs will continue to remain outstanding. Accordingly, the DERs will terminate with the dividends paid by the Corporation during the 2017 calendar year, with the last DER conversion into deferred stock to occur on the first business day in January 2018. As part of the DER phase-out, each non-employee Board member was given the opportunity to make a special election by December 31, 2007 to receive a distribution from his accounts under the two programs in either (i) a lump sum distribution in any calendar year within the 10-year period from 2009 to 2018 or (ii) an installment distribution over a five or 10-year period within that 10-year period. The amount distributable from each such account would be equal to the number of deferred shares credited to that account as of December 31, 2007 plus the number of additional deferred shares subsequently credited to that account by reason of the dividend equivalent rights existing on those deferred shares during the period prior to their distribution. No further DERs would be paid on the distributed shares, but those shares would be entitled to actual dividends as and when paid to the Corporation’s shareholders. Alternatively, the non-employee Board member could continue to defer each account until cessation of Board service. Only Mr. Cali made a special payment election and elected to receive his deferred accounts in five annual installments over the five calendar-year period beginning with the 2014 calendar year.

On January 4, 2010, the following non-employee Board members were credited with additional shares of deferred stock pursuant to their DERs: Mr. Cali, 653 shares; Mr. DiNapoli, 864 shares; Mr. King, 224 shares; Mr. Toeniskoetter, 653 shares; and Mr. Van Valer, 65 shares.

Expense Reimbursement Policies

Under the Corporation’s Director Compensation and Expense Reimbursement Policies, each non-employee director will be reimbursed for all reasonable expenses incurred in connection with his or her attendance at Board or committee meetings of SJW Corp. or its subsidiaries as well as his or her attendance at certain other meetings held by such companies. Expenses subject to reimbursement include the expense of traveling by non-commercial aircraft if within 1,000 miles of company headquarters and approved by the Chairman of the Board, and the expense of traveling first class for any travel within the United States. A copy of the Amended and Restated Director Compensation and Expense Reimbursement Policies is attached as Exhibit 10.1 to the Form 10-Q filed on November 6, 2009.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the election of the nine nominees listed on page 4.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Corporation’s independent registered public accounting firm (the “independent accountants”) for fiscal year 2010. At the annual meeting, shareholders are being asked to ratify the appointment of KPMG LLP as the Corporation’s independent accountants for fiscal year 2010. In the event the shareholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection.

Representatives of KPMG LLP are expected to be present at the annual meeting. They have been offered the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Independent Accountants’ Fees and Services

The following table sets forth the approximate aggregate fees billed to the Corporation during or for fiscal years 2008 and 2009:

	2009	2008
Audit Fees (1)	$632,500	$652,500
Audit-Related Fees (2)	$0	$0
Tax Fees (3)	$16,668	$15,279
All Other Fees (4)	$0	$0

Total Fees	$649,168	$667,779

(1)	Audit Fees: This category consists of the fees billed for those fiscal years for the audit of annual financial statements, review of the financial statements included in quarterly reports on Form 10-Q and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit-Related Fees: This category consists of fees billed in those fiscal years with respect to assurance and related services by the independent accountants that are reasonably related to the performance of the audit and review of financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees: This category consists of fees billed in those fiscal years with respect to professional services rendered by the independent accountants for tax compliance, tax advice and tax planning. All tax fees were pre-approved by the Audit Committee. The services for the fees disclosed under this category include state tax credit analysis and tax return review billed during 2008 and 2009.

(4)	All Other Fees: This category consists of fees not covered by “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

The Audit Committee has considered and concluded that the provision of services described above is compatible with maintaining the independence of KPMG LLP.

The Audit Committee has adopted a pre-approval policy regarding the rendering of audit and non-audit services by KPMG LLP. In general, audit fees are reviewed and approved by the Audit Committee annually. Non-audit services are pre-approved by the Audit Committee when necessary. The Audit Committee has delegated authority to its Chairman to pre-approve specific services to be rendered by KPMG LLP subject to disclosure to and affirmation by the Audit Committee of such pre-approvals when the Audit Committee next convenes a meeting.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the adoption of the proposal to ratify the appointment of KPMG LLP as SJW Corp.’s independent accountants for fiscal year 2010. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

OWNERSHIP OF SECURITIES

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Corporation, and persons who own more than 10 percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. These persons are required to furnish SJW Corp. with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no other reports were required during 2009, SJW Corp. believes that all Section 16(a) reporting obligations were met during 2009.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 1, 2010, certain information concerning ownership of shares of SJW Corp. common stock by each director of the Corporation, nominee for director and the Corporation’s Chief Executive Officer, Chief Financial Officer and each of the Corporation’s three other most highly compensated executive officers named in the Summary Compensation Table below (the “named executive officers”), and all directors, nominees and executive officers of SJW Corp. as a group and beneficial owners of five percent or more of the common stock of SJW Corp. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that spouses share authority under applicable law. None of the shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name	Shares Beneficially Owned	Percent of Class
Directors and Nominees for Directors:

Katharine Armstrong	0	*
Mark L. Cali (1)	304,983	1.6%
J. Philip DiNapoli (2)	3,600	*
Douglas R. King (3)	4,500	*
George E. Moss (4)(5)	3,032,147	16.4%
Norman Y. Mineta	0	*
W. Richard Roth, President and Chief Executive Officer (6)	124,372	*
Charles J. Toeniskoetter (7)	3,800	*
Frederick R. Ulrich, Jr. (8)	2,836	*
Robert A. Van Valer (9)	15,000	*

Officers not listed above:

David A. Green, Chief Financial Officer and Treasurer (10)	535	*
Angela Yip, Executive Vice President of Finance (11)	12,961	*
George J. Belhumeur, Senior Vice President of Operations (12)	10,301	*
R. Scott Yoo, Chief Operating Officer (13)	24,702	*
All directors, nominees and executive officers as a group (14 individuals) (14)	3,539,737	19.0%

Beneficial owners of five percent or more not listed above:

Nancy O. Moss (5)(15)	3,032,147	16.4%

Roscoe Moss, Jr. (16) 4360 Worth Street, Los Angeles, California 90063, USA	2,137,868	11.6%

Gabelli Funds, LLC, GAMCO Asset Management Inc. and Tecon Advisors, Inc. (17) One Corporate Center, Rye, New York 10580-1435	934,415	5.0%

River Road Asset Management, LLC (18) 462 S. 4th Street, Suite 1600, Louisville, KY 40202	1,055,401	5.7%

*	Represents less than one percent of the outstanding shares of SJW Corp.’s common stock.

(1)	Includes (i) 23,639 shares of common stock held by the Mark Cali Revocable Trust, (ii) 258,094 shares of common stock held by the Cali 1994 Living Trust for which Mark Cali is a co-trustee, (iii) 21,000 shares of common stock held by Nina Negranti, Mr. Cali’s spouse, as trustee of the Nina Negranti Revocable Trust, (iv) 1,200 shares of common stock held by Nina Negranti’s IRA, and (v) an aggregate of 1,050 shares of common stock held by Mr. Cali’s children. Mr. Cali has shared voting and investment powers with respect to the 258,094 shares.

(2)	Includes (i) 3,000 shares of common stock under a Keogh Plan and (ii) 600 shares of common stock held by a revocable trust of which Mr. DiNapoli and his spouse are trustees and beneficiaries. Mr. DiNapoli has shared voting and investment powers with respect to the 600 shares.

(3)	Includes 4,500 shares of common stock held by the King Family Trust dated June 6, 2005 of which Mr. King and Melinda King are trustees.

(4)	Includes (i) 1,098,221 shares of common stock held by the George Edward Moss Trust, a living trust of which Mr. Moss is the sole trustee and sole beneficiary, with sole power to revoke, (ii) 794,834 shares of common stock held by the John Kimberly Moss Trust for which George Moss disclaims beneficial ownership, and (iii) 1,139,092 shares of common stock held by the Nancy O. Moss Trust for which George Moss disclaims beneficial ownership.

(5)	The address for George E. Moss and Nancy O. Moss is 4360 Worth Street, Los Angeles, California 90063.

(6)	Includes (i) 72,593 shares of common stock subject to options which were exercisable as of February 1, 2010 or which will become exercisable within 60 days thereafter, (ii) 33,479 shares of common stock, and (iii) 18,300 shares of common stock held by a trust for which Mr. Roth is trustee.

(7)	Includes (i) 2,600 shares of common stock held by a Family Trust and (ii) 1,200 shares of common stock held by a Profit Sharing Plan. Mr. Toeniskoetter has shared voting and investment powers with respect to such 1,200 shares.

(8)	Includes 2,836 shares of common stock held by the Ulrich Family Trust dated July 6, 2000. Mr. Ulrich is a trustee of the Ulrich Family Trust.

(9)	Includes 15,000 shares of common stock.

(10)	Includes 535 shares of common stock.

(11)	Includes (i) 8,323 shares of common stock and (ii) 4,638 shares of common stock subject to options which were exercisable as of February 1, 2010 or which will become exercisable within 60 days thereafter.

(12)	Includes (i) 3,006 shares of common stock, (ii) 5,508 shares of common stock held under an IRA account, and (iii) 1,787 shares of common stock subject to options which were exercisable as of February 1, 2010 or which will become exercisable within 60 days thereafter.

(13)	Includes (i) 6,064 shares of common stock and (ii) 18,638 shares of common stock subject to options which were exercisable as of February 1, 2010 or which will become exercisable within 60 days thereafter.

(14)	Includes 97,656 shares of common stock subject to options which were exercisable as of February 1, 2010 or which will become exercisable within 60 days thereafter.

(15)	Includes (i) 1,139,092 shares of common stock held by the Nancy O. Moss Trust, (ii) 794,834 shares of common stock held by the John Kimberly Moss Trust for which Nancy O. Moss disclaims beneficial ownership, and (iii) 1,098,221 shares of common stock held by the George Edward Moss Trust for which Nancy O. Moss disclaims beneficial ownership.

(16)	Pursuant to Amendment No. 3 to Schedule 13D filed with the SEC on May 10, 2005, by Roscoe Moss, Jr. According to this Schedule 13D, Roscoe Moss, Jr., as trustee of the Roscoe Moss Jr. Revocable Trust UA March 24, 1982, has sole power to vote and dispose of the shares.

(17)	Pursuant to Schedule 13D filed with the SEC on October 23, 2009, by Gabelli Funds, LLC, GAMCO Asset Management Inc. and Tecon Advisors, Inc. According to this Schedule 13D, Gabelli Funds, LLC, GAMCO Asset Management Inc. and Tecon Advisors, Inc. had the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 560,800 shares, 352,415 shares and 21,200 shares respectively, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO did not have the authority to vote 44,900 of the reported shares, (ii) Gabelli Funds had sole dispositive and voting power with respect to the shares of the Corporation held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Corporation and, in that event, the Proxy Voting Committee of each Fund would respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund could take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GBL, and GGCP were indirect with respect to shares beneficially owned directly by other reporting persons.

(18)	Pursuant to Schedule 13G/A filed with the SEC on February 16, 2010, by River Road Asset Management, LLC. According to this Schedule 13G/A, River Road Asset Management, LLC had sole voting power over 885,330 shares of common stock and sole dispositive power over 1,055,401 shares of common stock.

In addition to the ownership of the shares and options reported in the above table, as of February 1, 2010, the following directors, nominees to the Board and named executive officers held deferred stock awards covering shares of the Corporation’s common stock as follows:

Name	Number of Shares
Directors and Nominees for Directors:

Katharine Armstrong	0
Mark L. Cali	22,078	(1)
J. Philip DiNapoli	29,228	(1)
Douglas R. King	7,593	(1)
George E. Moss	0
Norman Y. Mineta	0
W. Richard Roth, President and Chief Executive Officer	182,415	(2)
Charles J. Toeniskoetter	22,078	(1)
Frederick R. Ulrich, Jr.	0
Robert A. Van Valer	2,214	(1)

Officers not listed above:

David A. Green, Chief Financial Officer and Treasurer	4,812	(3)
Angela Yip, Executive Vice President of Finance	4,551	(3)
George J. Belhumeur, Senior Vice President of Operations	4,293	(3)
R. Scott Yoo, Chief Operating Officer	7,596	(3)

(1)	The shares of the Corporation’s common stock underlying these deferred stock awards will be issued in one or more installments following the individual’s cessation of such Board service or any earlier date as designated by the non-employee Board member pursuant to the special payment election provided to him in 2007.

(2)	Includes 130,565 shares of the Corporation’s common stock issuable pursuant to restricted stock units and other deferred stock awards which are subject to vesting schedules described below in Footnote 3 to this table. Also includes the following restricted stock unit awards:

- Performance-vesting restricted units covering 7,000 shares of common stock were awarded to Mr. Roth on January 30, 2008. The underlying shares will be issued in January 2011 if the performance objective measured over the three-year period beginning January 1, 2008 is attained and Mr. Roth continues in the Corporation’s service through the completion of that period. However, the units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, and the service-vesting component (but not the performance-vesting component) will become inapplicable upon Mr. Roth’s resignation for good reason or an involuntary termination other than for good cause. In addition, the units will automatically be converted into service-vesting units upon certain changes in control prior to the completion of the performance period and will be subject to accelerated vesting should the CEO’s employment terminate under certain circumstances following such conversion.

- Performance-vesting restricted units covering 7,000 shares of common stock were awarded to Mr. Roth on January 27, 2009. The underlying shares will be issued in January 2012 if the performance objective measured over the three-year period beginning January 1, 2009 is attained and Mr. Roth continues in the Corporation’s service through the completion of that period. However, the units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, and the service-vesting component (but not the performance-vesting component) will become inapplicable upon Mr. Roth’s resignation for good reason or an involuntary termination other than for good cause. In addition, the units will automatically be converted into service-vesting units upon certain changes in control prior to the completion of the performance period and will be subject to accelerated vesting should the CEO’s employment terminate under certain circumstances following such conversion.

- Performance-vesting restricted units covering 37,850 shares of common stock issued to Mr. Roth on January 26, 2010. The underlying shares will be issued in January 2015 if the performance objective measured over the five-year period beginning January 1, 2010 is attained and Mr. Roth continues in the Corporation’s service through the completion of that period. However, if Mr. Roth ceases service during such five-year period by reason of death or disability, or he resigns for good reason or is involuntary terminated other than for good cause, he will subsequently vest in a portion of the restricted stock units if the performance objective is in fact attained. The number of restricted stock units in which Mr. Roth would vest on such pro-rated basis upon such attainment of the performance objective would be determined by multiplying the total number of restricted stock units at the time subject to the award by a fraction the numerator of which is the number of whole months of service (rounded up to the next whole month) completed by Mr. Roth during the five-year performance period and the denominator of which is 60 months. To the extent Mr. Roth vests in one or more restricted stock units in accordance with the foregoing, the underlying shares will be issued on January 31, 2015. In addition, the RSU award will convert into a service-only vesting award should a change in control of the Corporation occur during the five-year performance period and will be subject to accelerated vesting should the CEO’s employment terminate under certain circumstances following such conversion.

(3)	The shares of the Corporation’s common stock issuable pursuant to these restricted stock unit and deferred stock awards are subject to vesting schedules tied to the individual’s continued service with the Corporation or its affiliated companies. The shares which vest under each such award will be distributed either incrementally as they vest or in a lump sum distribution following the individual’s termination of service or the completion of any other designated deferral period.

For further information concerning such restricted stock unit and deferred stock awards, please see the following sections of this proxy statement: “Compensation of Directors” and “Executive Compensation and Related Information—Summary Compensation Table and Grants of Plan-Based Awards.”

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the principles underlying the Corporation’s compensation policies and decisions and the principal elements of the compensation paid to its executive officers during the 2009 fiscal year. The Corporation’s Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”) and the other executive officers included in the Summary Compensation Table below will be referred to as the “named executive officers” for purposes of this discussion.

Compensation Objectives and Philosophy

The Executive Compensation Committee (the “Committee”) of the Board of Directors is responsible for reviewing and approving the compensation payable to the Corporation’s executive officers and other key employees. The Committee seeks to accomplish the following objectives with respect to the Corporation’s executive compensation programs:

•	Motivate, recruit and retain executives capable of meeting the Corporation’s strategic objectives;

•	Provide incentives to achieve superior executive performance and successful financial results for the Corporation; and

•	Align the interests of executives with the long-term interests of shareholders.

The Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is both market competitive and internally fair;

•	Linking a substantial portion of compensation to the Corporation’s financial performance and the individual’s contribution to that performance;

•	Providing below-target compensation for underachievement and upward leverage for exceptional performance; and

•	Providing long-term equity-based incentives and encouraging direct share ownership by executives.

The Executive Compensation Committee is not authorized to delegate any of its authority with respect to executive officer compensation. However, it is authorized to seek counsel from other Board members and hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation’s executive officers and other key employees.

Setting Executive Compensation for 2009

Major compensation decisions for each fiscal year, such as base salary adjustments and the value of long-term incentive grants, are generally made by the Committee during the last month of the prior year or during the first month of the current year. The principal factors that the Committee considers when setting the compensation for the named executive officers are as follows:

•	Competitive benchmarking;

•	Management’s recommendations;

•	Comparison of the Corporation’s performance against certain operational and qualitative goals identified in the Corporation’s strategic plan;

•	Individual performance as assessed by the CEO and the Committee;

•	The cost of living in the San Francisco Bay Area; and

•	Tenure, retention, future potential and internal pay equity.

Role of Management: As in prior years, the CEO provided the Committee with recommendations regarding the 2009 compensation levels for each of the other named executive officers, such as adjustments in base salary and bonus payouts. The CEO also provided the Committee with his assessment of the individual performance of each of the other named executive officers.

Role of External Advisors: The Committee has engaged Frederic W. Cook & Co., Inc., a national executive compensation consulting firm, to serve as the Committee’s independent compensation consultant (“Consultant”). In December 2008, the Consultant prepared an executive compensation benchmarking study at the request of the Committee. The Consultant also prepared a study of CEO compensation which was presented to the Committee in October 2009, and attended the majority of the regularly scheduled Executive Compensation Committee meetings during the 2009 fiscal year and provided general advice regarding compensation issues throughout the year, including counsel to the Executive Compensation Committee on an amendment to the CEO’s employment agreement entered into in December 2009. The Consultant did not perform any services on behalf of management and did not have any potential business conflicts that would affect its role as an independent advisor. Management did not engage a separate consultant in formulating its compensation recommendations to the Committee.

Benchmarking: The Committee relied extensively on the executive compensation benchmarking report prepared by the Consultant in December 2008 when setting the 2009 compensation program, and on the subsequent CEO compensation study with regard to adjusting the CEO’s pay. The 2008 study benchmarked the compensation paid by comparable publicly-traded water, electricity and natural gas utility companies. It is the Committee’s objective to target the total annual compensation (base salary, target bonus and equity awards) of each executive officer at a level between the 50th and 75th percentiles for comparable positions at the peer group companies.

The peer companies were selected by the Committee after taking into account the recommendation of the Consultant on the basis of objective industry classifications and financial size criteria (revenue and market capitalization). The peers were divided into two groups, a primary group consisting of seven water utilities, and a secondary group of nine additional electricity and natural gas utilities. The secondary group was used in order to provide additional perspective with respect to executive compensation levels at companies in other regulated industries. These peer groups were unchanged from the groups used for compensation benchmarking in the previous year, with the exception that one company (EnergySouth) was acquired in 2008 and consequently removed from the secondary group. The Committee believes that all of the peer companies represent primary competitors for executive talent and investment capital.

In setting the CEO’s compensation for the 2010 fiscal year, the 2009 CEO competitive analysis included only the seven other major water utility companies in the primary peer group to allow the Committee to focus on the unique and specialized water-industry expertise necessary to lead the company. Further, the Committee believed that these companies provided a sufficient sample to inform its decisions.

Companies in both peer groups are listed below:

Primary Peers (Water Utilities)
American States Water	Aqua America	Artesian Resources
California Water Service	Connecticut Water Service	Middlesex Water
Southwest Water

Secondary Peers (Electricity and Natural Gas Utilities)
Central Vermont Public Service	CH Energy Group	Chesapeake Utilities
Empire District Electric	MGE Energy	Northwest Natural Gas
Otter Tail Corp	South Jersey Industries	Unitil

Components of Compensation

For the 2009 fiscal year, the principal components of the Corporation’s executive compensation program were as follows:

•	Base salary

•	Annual short-term cash incentives

•	Long-term equity incentive awards

•	Retirement benefit accruals

In addition to the above, the named executive officers are provided with certain market competitive benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain defined circumstances, as more fully set forth below.

There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the CEO’s compensation and that of the other named executive officers. Instead, the Committee determines the mix of compensation for each named executive officer based on its review of the competitive data and its subjective analysis of that individual’s performance and contribution to the Corporation’s financial performance.

Base Salary

It is the Committee’s objective to set a competitive annual base salary for each executive officer. The Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their executive officers with a guaranteed annual component of compensation that provides a level of security and continuity from year-to-year, without substantial adjustments to reflect the Corporation’s performance.

The Committee believes that the 2009 base salaries for the named executive officers were in aggregate at approximately the 75th percentile of the competitive base salary amounts paid by the peer group companies; however, Mr. Roth’s 2009 base salary was at the median. The Committee considered this positioning appropriate given each executive’s tenure and responsibilities with the company, as well as the high cost of living in the San Francisco Bay Area.

For the 2009 fiscal year, the Committee approved market-based and cost-of-living salary adjustments that range from 2.2 to 4.4 percent for each named executive officer. Mr. Roth received the highest base salary increase due to his performance and a relatively lower position to the market compared to the other named executive officers.

Name	Title	2008 Salary	2009 Salary	% Increase
W. Richard Roth	President and Chief Executive Officer	$455,000	$475,000	4.4%

R. Scott Yoo	Chief Operating Officer	$300,000	$310,000	3.3%

Angela Yip	Executive Vice President of Finance (effective August 11, 2008; previously Chief Financial Officer and Treasurer)	$290,000	$300,000	3.5%

George J. Belhumeur	Senior Vice President of Operations	$290,000	$300,000	3.5%

David A. Green	Chief Financial Officer and Treasurer (effective August 11, 2008)	$225,000	$230,000	2.2%

In January 2010, the Committee negotiated a new compensation package with the CEO that was designed for the primary purpose of retaining his services and leadership abilities for at least the next five years, by establishing a stable and consistent level of cash compensation for that period and supplementing that compensation with a long-term multi-year equity incentive award for 37,850 shares tied to a specified rate of total shareholder return over that same five-year period and with a smaller service-vesting restricted stock unit award for 12,000 shares tied to a three-year period of service. Another objective of the new compensation package was to reorient the CEO’s overall compensation structure so that the cash element would be a more predominant component. Accordingly, in order to achieve these retention and reorientation objectives, the Committee was willing to structure the new compensation package so that it exceeded the normal practice of targeting executive officer compensation between the 50th and 75 th percentiles for comparable positions at the peer group companies. Under the new package, the CEO’s base salary was increased to $625,000 per year for the 2010, 2011 and 2012 calendar years. For calendar-year 2013, there will be a subsequent four percent increase to $650,000, and another four percent increase to $676,000 for calendar-year 2014. The new emphasis on base salary as a major component of the CEO’s compensation structure resulted in a base salary level set at the upper quartile of chief executive officer base salaries at the peer group companies and at approximately the 75th percentile for chief executive officers at the water utility companies in the peer group and was established with the understanding that there would be no further increases to the CEO’s base salary prior to the 2015 calendar year, unless circumstances warrant otherwise.

The Committee also approved a market-based adjustment to the salary level to be in effect for Mr. Green for the 2010 fiscal year, but did not make any base salary adjustments for the remaining named executive officers. Accordingly, the base salary levels that will be in effect for the 2010 fiscal year for the named executive officers may be summarized as follows:

Name	Title	2009 Salary	2010 Salary	% Increase
W. Richard Roth	President and Chief Executive Officer	$475,000	$625,000	31.6%
R. Scott Yoo	Chief Operating Officer	$310,000	$310,000	0%
Angela Yip	Executive Vice President of Finance	$300,000	$300,000	0%
George J. Belhumeur	Senior Vice President of Operations	$300,000	$300,000	0%
David A. Green	Chief Financial Officer and Treasurer	$230,000	$260,000	13.0%

Annual Bonus

As part of their compensation package, the Corporation’s executive officers have the opportunity to earn annual cash bonuses. Cash awards are designed to reward superior executive performance while reinforcing the Corporation’s short-term strategic operating goals. Each year, the Committee establishes a target bonus for each named executive officer tied to either a percentage of base salary or a specific dollar amount. The annual target bonus as a percentage of salary increases with executive rank so that for the more senior executives, a greater proportion of their total cash compensation is contingent upon annual performance. It is the Committee’s intention to target total cash opportunities at the median of similar opportunities offered by the peer group companies. The 2009 target bonus levels were set below the 25th percentile due to the higher base salary levels that were in effect for that year for the named executive officers when compared to the salary levels in effect for comparable positions at the peer group companies.

Fiscal Year 2009: For the 2009 fiscal year, target bonuses ranged from 13 percent to 25 percent of base salary for the named executive officers, with the potential payout ranging from 0 percent to 150 percent of target for the CEO, and from 0 percent to 200 percent of target for the other named executive officers based on the Corporation’s performance against pre-established performance goals and the Committee’s assessment of the officer’s performance for such year.

In January 2009, the Committee set the bonus potential for the Chief Executive Officer for the 2009 fiscal year. The dollar amount of the Chief Executive Officer’s 2009 fiscal year bonus was tied to the level at which the Corporation attained the performance goals established by the Committee for that year. At threshold level attainment, the Chief Executive Officer’s bonus potential was set at $59,375 (12.5 percent of base salary); for target level attainment, the bonus potential was $118,750 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential was $178,125 (37.5 percent of base salary). The actual bonus amount could accordingly vary from 0 percent to 150 percent of the target bonus amount based on the level at which the various performance goals were attained. The Corporation’s performance goals for the 2009 fiscal year, together with the target bonus and actual bonus award allocated to each goal, were as follows:

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($)(1)	2009 Actual Bonus Award ($)(2)
San Jose Water Company Return on Equity for the 2009 Fiscal Year	Target Goal: 10.13% Minimum Threshold: At least 9.13% Maximum Goal: At least 11.13%	$79,170	$0 Represents 0% of $79,170 since Minimum Threshold was not met

Compliance (Environmental)	Maximum Goal: Zero water quality or other environmental violations (Target Goal and Minimum Threshold are not applicable).	$19,790	$29,685 Represents 150% of $19,790 since Maximum Goal met

San Jose Water Company Operational Goal	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency. Minimum Threshold: Achieve 70% of identified water industry objectives. Maximum Goal: Achieve 90% of identified key water industry objectives.	$19,790	$27,706 Represents 140% of $19,790 based on 88% achievement of identified key water industry objectives (between Target and Maximum Goal)

(1)

The 2009 target bonus amount was equal to $118,750 (or 25 percent of Mr. Roth’s base salary), which was the level of target bonus provided pursuant to his employment agreement. The actual bonus could have ranged from 0 percent to 150 percent of the target amount based on the Committee determination of the achievement of the performance goals:

•	If the goal was attained, 100 percent of the allocated amount would be paid.

•	If only the minimum threshold was attained, then 50 percent of the allocated amount would be paid.

•	If the maximum goal was attained, then 150 percent of the allocated amount would be paid.

•	If the actual level of attainment of any such performance goal was between two of the designated levels, then the bonus potential would be interpolated on a straight-line basis.

(2)	The actual 2009 bonus award approved by the Executive Compensation Committee is equal to 48% of Mr. Roth’s 2009 target bonus (12% of his 2009 base salary). Such bonus was paid under the Corporation’s Executive Officer Short-Term Incentive Plan.

On December 9, 2008, the Committee approved the following 2009 performance-based target bonus amounts for the following named executive officers: (i) $40,000 for each of Angela Yip and George J. Belhumeur, (ii) $35,000 for David A. Green, and (iii) $50,000 for R. Scott Yoo. Except for Mr. Green, the target bonus for each such individual was set at the same dollar amount as his or her target bonus for the 2008 fiscal year. The actual bonus amount which any such named executive officer could have earned for the 2009 fiscal year may have ranged from 0 to 200 percent of his or her target bonus and was based 75 percent on company performance and 25 percent on individual performance. The actual 2009 fiscal year bonus awards for such named executive officers were therefore based on the Committee’s assessment of both the Corporation’s financial performance for that year and the executive officer’s individual performance. Company performance was measured in terms of return on equity, environmental compliance and the attainment of certain water industry objectives, utilizing the same goals as in effect for the CEO’s 2009 bonus, as summarized in the table above. However, the bonus potential established for each named executive officer, other than the CEO, was not pre-allocated in designated dollar segments among those various goals, and the attainment of one or more of those goals did not guarantee that a named executive officer would be awarded any specific bonus amount. Rather, achievement of the Corporation’s target goals was a prerequisite for earning a baseline of 75 percent of such executive officer’s 2009 target bonus amount. Any additional bonus amount was based on the Committee’s assessment of the officer’s individual performance measured against the achievement of specific operational goals or completion of specific projects or initiatives. The table below summarized the principal individual goals for each named executive officer, other than the CEO, for the 2009 fiscal year:

Name	Title	Principal Individual 2009 Goals
R. Scott Yoo	Chief Operating Officer

- Ensure organizational alignment with strategic plan

- Execute staffing, succession, and development plans

- Effect structural changes to compensation and benefit plans

- Evaluate/execute specific strategic initiatives

Angela Yip	Executive Vice President of Finance

- Execute capital financing plan and cash flow strategies

- Enhance strategic planning and budgeting reporting systems

- Lead/develop positions for CPUC cost of capital proceedings

- Evaluate/execute corporate ventures and strategic initiatives

George J. Belhumeur	Senior Vice President of Operations

- Develop watershed management initiatives and funding sources

- Implement Recycled Water Master Plan and capital projects

- Optimize surface water production, cost control strategies

- Evaluate/execute specific strategic initiatives

David A. Green	Chief Financial Officer and Treasurer

- Execute financial plan/budgets to achieve targeted results

- Enhance investor relations and public outreach programs

- Enhance accounting department organization, resources and reporting

- Evaluate/execute specific strategic initiatives

In January 2010, the Committee determined, on the basis of the Corporation’s performance against the performance criteria listed above and the executive officer’s individual performance that bonuses for the 2009 fiscal year should be awarded to the named executive officers at between 48 and 63 percent of target. The table below details fiscal year 2009 annual bonus targets and actual payouts for each of the named executive officers.

Name	Title	2009 Target Bonus ($)	2009 Target Bonus (% Salary)	2009 Actual Bonus ($)	2009 Actual Bonus (% Target)
W. Richard Roth	President and Chief Executive Officer	$118,750	25%	$57,391	48%
R. Scott Yoo	Chief Operating Officer	$50,000	16%	$31,000	62%
Angela Yip	Executive Vice President of Finance	$40,000	13%	$25,000	62%
George J. Belhumeur	Senior Vice President of Operations	$40,000	13%	$25,000	62%
David A. Green	Chief Financial Officer and Treasurer	$35,000	15%	$22,000	63%

Fiscal Year 2010: On January 26, 2010, the Committee set the bonus potential for the Chief Executive Officer for the 2010 fiscal year. The bonus will be paid under the Corporation’s Executive Officer Short-Term Incentive Plan, and the actual dollar amount of the bonus will be tied to the level at which the Corporation attains the performance goals established by the Committee for that year. At threshold level attainment, the Chief Executive Officer’s bonus potential will be $78,125 (12.5 percent of base salary); for target level attainment, the bonus potential will be $156,250 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential will be $234,375 (37.5 percent of base salary). Accordingly, the actual bonus amount can vary from 0 percent to 150 percent of the target bonus amount (25 percent of base salary) based on the level at which the various performance goals are attained. The Corporation’s performance goals for the 2010 fiscal year, together with the target bonus allocated to each goal, are as follows:

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($)(1)
San Jose Water Company Return on Equity for the 2010 Fiscal Year	Target Goal: 10.13% Minimum Threshold: At least 8.63% Maximum Goal: At least 11.13%	$104,170

Compliance (Environmental)	Maximum Goal: Zero water quality or other environmental violations (Target Goal and Minimum Threshold are not applicable).	$26,040

San Jose Water Company Operational Goals (2)	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency. Minimum Threshold: Achieve 70% of identified water industry objectives. Maximum Goal: Achieve 90% of identified key water industry objectives.	$26,040

(1)	The 2010 target bonus amount is equal to $156,250 (or 25 percent of Mr. Roth’s base salary) which is the level of target bonus provided pursuant to his employment agreement. Mr. Roth’s 2010 base salary is $625,000. The actual bonus may range from 0 percent to 150 percent of the target amount based on the Committee determination of the achievement of the performance goals:

•	If the goal is attained, 100 percent of the allocated amount will be paid.

•	If only the minimum threshold is attained, then 50 percent of the allocated amount will be paid.

•	If the maximum goal is attained, then 150 percent of the allocated amount will be paid.

•	Should the actual level of attainment of any such performance goal be between two of the designated levels, then the bonus potential will be interpolated on a straight-line basis.

(2)	The key water industry objectives will be established by March 30, 2010.

On December 16, 2009, the Committee approved the following 2010 performance-based target bonus amounts for the other named executive officers: (i) $40,000 for each of Angela Yip, George J. Belhumeur and David A. Green, and (ii) $50,000 for R. Scott Yoo. Except for Mr. Green, the target bonus for each such individual is the same dollar amount as his or her target bonus for the 2009 fiscal year. The actual bonus amount which any such named executive officer can earn for the 2010 fiscal year may range from 0 to 200 percent of his or her target bonus and is based 75 percent on corporate performance and 25 percent on individual performance. The 2010 fiscal year bonus awards for such named executive officers will therefore be based on the Committee’s assessment of both the Corporation’s financial performance for that year and the executive officer’s individual performance. The Corporation’s performance will be measured in terms of return on equity, environmental compliance and the attainment of certain water industry objectives, utilizing the same goals that will be in effect for the CEO’s 2010 bonus, as summarized in the table above. However, as was the case with the 2009 fiscal year bonuses, the bonus potential established for each named executive officer, other than the CEO, will not be pre-allocated in distinct dollar segments among those various goals, and the attainment of one or more of those goals will not guarantee that a named executive officer will be awarded any specific bonus amount. Rather, achievement of the Corporation’s target goals will be prerequisite for earning a baseline of 75 percent of such executive officer’s 2010 target bonus amount, with the actual bonus amount payable to each such executive officer to be determined solely in the Committee’s discretion. Any additional bonus will be based on the Committee’s assessment of each such officer’s individual performance measured against the achievement of specific operational goals or completion of specific projects or initiatives tied to such individual’s leadership and management of the business units or functions within his or her area of supervision and management and his or her contribution to the Corporation’s achievement of the goals described above.

Long-Term Incentive Equity Awards

A significant portion of each named executive officer’s compensation is provided in the form of long-term incentive equity awards under the Corporation’s Long-Term Incentive Plan (“LTIP”). Long-term incentive awards are typically made to executive officers in the form of restricted stock units (“RSUs”). The Committee believes that RSUs are essential to the retention of the executive officers and will help to advance the share ownership guidelines the Committee has established for the executive officers. The RSUs have vesting schedules which provide a meaningful incentive for the executive officer to remain in the Corporation’s service. Such equity awards also serve as an important vehicle to achieve the Committee’s objective of aligning management and shareholder interests. A substantial portion of the CEO’s equity grants have historically been performance-vesting RSUs in order to link a greater percentage of his compensation to the Corporation’s long-term shareholder return. In addition, RSUs are less dilutive to shareholders than traditional option grants and provide a more direct correlation between the compensation cost the Corporation must record for financial accounting purposes and the value delivered to the executive officers.

The Committee has followed a grant practice of tying equity awards to its annual year-end review of individual performance and its assessment of the Corporation’s performance. Accordingly, equity awards are typically made to the named executive officers on an annual basis during the last month of each fiscal year or the first month of the succeeding fiscal year.

For the past three years, awards made to the named executive officers other than the CEO have been made on the first business day of the year, and awards to the CEO have been made at the time of the Committee meeting in late January. The Committee does not have any policy or practice of timing such awards to the release of the Corporation’s financial results.

Fiscal Year 2009 Awards: Equity grants for fiscal year 2008 performance were made at the beginning of fiscal year 2009. Grants made to the named executive officers in 2009 (with the exception of the CEO) were solely in the form of service-vesting RSUs. The RSUs do not include dividend equivalent rights. Each RSU award will vest, and the underlying shares of the Corporation’s common stock will be issued, in four successive equal annual installments over the four-year period of service measured from the award date, subject to accelerated vesting upon certain changes in control of the Corporation or termination of employment under certain circumstances. Each of the named executive officers (with the exception of the CEO) received his or her RSU award on January 2, 2009. The chart below indicates the number of shares of the Corporation’s common stock underlying those RSU awards:

Name	Title	Number of Underlying Shares (1)
R. Scott Yoo	Chief Operating Officer	2,890
Angela Yip	Executive Vice President of Finance	1,700
George J. Belhumeur	Senior Vice President of Operations	1,700
David A. Green	Chief Financial Officer and Treasurer	1,700

(1)	The number of shares underlying the restricted stock units granted to each officer listed in this table was determined by dividing (i) $85,000 for Mr. Yoo and $50,000 for the other three officers by (ii) $29.41, the closing selling price of the common stock on January 2, 2009, the grant date.

On January 27, 2009, the Committee granted the CEO a service-vesting RSU award covering 14,000 shares of common stock. Those RSUs will vest, and the underlying shares of common stock will be issued, in three successive equal annual installments upon the CEO’s completion of each year of service with the Corporation over the three-year period measured from the date of grant, subject to accelerated vesting upon certain changes in control of the Corporation or termination of employment under certain circumstances. The RSUs do not include dividend equivalent rights.

The CEO also received a performance-vesting RSU award for an additional 7,000 shares on January 27, 2009. The additional RSU award will vest if the Corporation achieves an annualized total shareholder return of six percent over the three-year period from January 1, 2009 until December 31, 2011, provided the CEO remains in employment through such date. However, the units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if the CEO ceases service by reason of death or disability, and the service-vesting component (but not the performance-vesting component) will become inapplicable upon the CEO’s resignation for good reason or an involuntary termination other than for good cause. In addition, the RSU award will convert into a service-only vesting award should a change in control of the Corporation occur during the three-year performance period and will be subject to accelerated vesting should the CEO’s employment terminate under certain circumstances following such conversion. The RSU award does not include dividend equivalent rights.

Fiscal 2010 Awards: On January 4, 2010, each of the named executive officers (with the exception of the CEO) received RSU awards for the 2009 fiscal year performance. The RSUs will vest, and the underlying shares of the Corporation’s common stock will be issued, in four successive equal annual installments over the four-year period of service measured from the award date, subject to accelerated vesting upon certain changes in control of the Corporation or termination of employment under certain circumstances. The chart below indicates the number of shares of the Corporation’s common stock underlying those RSU awards:

Name	Title	Number of Underlying Shares (1)
R. Scott Yoo	Chief Operating Officer	3,652
Angela Yip	Executive Vice President of Finance	2,148
George J. Belhumeur	Senior Vice President of Operations	2,148
David A. Green	Chief Financial Officer and Treasurer	2,148

(1)	The number of shares underlying the restricted stock units granted to each officer listed in this table was determined by dividing (i) $85,000 for Mr. Yoo and $50,000 for the other three officers by (ii) $23.27, the closing selling price of the common stock on January 4, 2010, the grant date.

On January 26, 2010, the Committee granted the CEO a service-vesting RSU award covering 12,000 shares of common stock. The RSUs will vest in three successive equal annual installments upon the CEO’s completion of each year of service with the Corporation over the three-year period measured from the date of grant, subject to accelerated vesting upon certain changes in control of the Corporation or termination of employment under certain circumstances. The shares subject to such RSUs are issued as they vest. The RSUs do not include dividend equivalent rights.

The CEO also received a performance-vesting RSU award for an additional 37,850 shares on January 26, 2010. The additional RSU award will vest if (i) the total return to the Corporation’s stockholders for the five-year period from January 1, 2010 to December 31, 2014 is at least six percent, compounded annually, and (ii) the CEO remains in employment through the end of such five-year period. However, if Mr. Roth ceases service during such five-year period by reason of death or disability, or he resigns for good reason or is involuntary terminated other than for good cause, he will subsequently vest in a portion of the restricted stock units if the performance objective is in fact attained. The number of restricted stock units in which Mr. Roth would vest on such pro-rated basis upon such attainment of the performance objective would be determined by multiplying the total number of restricted stock units at the time subject to the award by a fraction the numerator of which is the number of whole months of service (rounded up to the next whole month) completed by Mr. Roth during the five-year performance period and the denominator of which is 60 months. To the extent Mr. Roth vests in one or more restricted stock units in accordance with the foregoing, the underlying shares will be issued on January 31, 2015. In addition, the RSU award will convert into a service-only vesting award should a change in control of the Corporation occur during the five-year performance period and will be subject to accelerated vesting should the CEO’s employment terminate under certain circumstances following such conversion. The RSU award does not include dividend equivalent rights.

The CEO’s January 26, 2010 equity grants were approved by the Executive Compensation Committee as multi-year awards, with the understanding that the CEO will not receive any regular annual grants until calendar-year 2015, unless the Executive Compensation Committee were, in its discretion, to determine that one or more additional grants before 2015 were warranted. The annualized value of these multi-year equity awards, when added to his increased base salary level for the 2010 fiscal year and his annual bonus opportunity, positions the CEO’s total annual compensation for the 2010 fiscal year at the top quartile of the water utility companies in the peer group. The Executive Compensation Committee believes that the new compensation structure in effect for the CEO is fair and reasonable in light of the Committee’s objective to retain the CEO’s service for at least another five years and in recognition of his past performance and the anticipated value of his leadership abilities.

The CEO also has dividend equivalent rights with respect to deferred stock units originally awarded to him in 2003 as part of his employment agreement. Each of these various dividend equivalent rights has a compounding effect in that the dividend equivalents credited to the CEO are subsequently converted into deferred shares of common stock at the end of each fiscal year, and dividend equivalents are in turn paid on those additional deferred shares.

Executive Benefits and Perquisites

The named executive officers are provided with certain market competitive benefits and perquisites. It is the Committee’s belief that such benefits are necessary for the Corporation to remain competitive and to attract and retain top caliber executive officers, since such benefits are typical of those provided by companies in the utility industry and by other companies with which the Corporation competes for executive talent.

Retirement Benefits: Executive officers are eligible to receive retirement benefits under the Retirement Plan of San Jose Water Company, a tax-qualified defined benefit plan covering a broad spectrum of the Corporation’s employees. Executive officers hired before March 31, 2008 are eligible to receive additional retirement benefits under the Executive Supplemental Retirement Plan (“SERP”), and executive officers hired on or after March 31, 2008 are eligible to receive retirement benefits under the Cash Balance Executive Supplemental Retirement Plan

(“Cash Balance SERP”). Both of these plans are non-qualified plans in which only senior officers and other designated members of management may participate, and they remain general creditors of San Jose Water Company with respect to their accrued benefits under the plans. A description of these plans and the benefits payable to each named executive officer upon retirement are set forth below in the Pension Benefits table and the accompanying narrative. As noted there, the SERP was amended effective January 1, 2010 to increase, for each participant credited with an hour of service on or after January 1, 2010, the 1.6 percent component of such retirement benefit formula to 2.2 percent of his or her final average compensation for each year of service, whether completed on or before January 1, 2010, in excess of 20 years (but not to exceed in total the additional number of years of service necessary to reach the maximum 60 percent of final average compensation retirement benefit). Accordingly, the maximum retirement benefit continues to be limited to 60 percent of final average compensation, but the Committee believed that the increase to the benefit accrual rate for years of service in excess of 20 years represented an appropriate award to recognize the valuable contribution such long-serviced employees make to the Corporation’s continuity and long-term success. It should also be noted that the pension benefits payable to the executive officers will increase in correlation with increases in their compensation levels and years of service. The present value of the accrued pension benefit will reflect such increases but will also fluctuate from year to year based on the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.

Executive officers are also eligible to participate in the Salary Deferral Plan of San Jose Water Company, a tax-qualified 401(k) defined contribution plan. The Corporation matches up to four percent of each participant’s contributions, within statutory IRS limits. Such plan is open to all employees and officers upon the same terms and conditions.

The named executive officers and certain other highly compensated employees may also participate in San Jose Water Company’s Special Deferral Election Plan pursuant to which eligible participants may defer up to 50 percent of their base salary and up to 100 percent of their bonus. The deferred amounts are currently credited with a fixed rate of interest that will not exceed 120 percent of the long-term Applicable Federal Rate (“AFR”) determined at the start of the fiscal year, compounded semi-annually. A description of the plan and the amounts deferred thereunder are set forth in the section below entitled “Non-Qualified Deferred Compensation.”

Other Benefits and Perquisites: All administrative employees, including executive officers, are eligible to receive standard health, disability, life and travel insurance, and professional development benefits. In addition, the Corporation provides certain executives with (i) vehicles for business use and personal commutes and (ii) club memberships. The Corporation also holds season tickets to sporting and cultural events which the CEO, executive officers and other personnel of the Corporation may use for non-business purposes on occasions. In 2009, the Corporation paid and/or reimbursed the CFO for non-business air travel and lodging expenses. The Corporation does not provide tax gross-ups for any imputed income in connection with providing these benefits and perquisites.

The Committee also authorized a special $10,000 lump sum payment to the CEO for miscellaneous personal expenses in January 2009. The Committee believed that the dollar amount involved was fair and reasonable in light of the many years of service the CEO has rendered the Corporation and his valuable contributions to the Corporation over that period.

Executive Severance Plan and Employment Agreement

Executive Severance Plan: The Corporation has implemented the Executive Severance Plan under which the CEO and the other named executive officers will become entitled to certain severance benefits in the event their employment terminates under certain defined circumstances in connection with a change in control of the Corporation. Such benefits will be triggered in connection with a change in control only if the employment of such officers is terminated by the Corporation other than for good cause or they resign in connection with (i) a significantly adverse change in the nature or the scope of their authority or overall working environment, (ii) a material change in their duties or responsibilities, (iii) a decrease in their base salary and target bonus, or (iv) a relocation of their principal place of employment.

The Executive Severance Plan is designed to serve two primary purposes: (i) encourage the executive officers to remain in the Corporation’s employ in the event of an actual or potential change in control transaction and (ii) align the interests of the Corporation’s executive officers with those of the shareholders by enabling the executive officers to consider acquisition transactions that are in the best interests of the shareholders and provide opportunities for the creation of substantial shareholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements. The Executive Severance Plan will therefore allow the executive officers to continue to focus their attention on the Corporation’s business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail as result of such acquisition activities.

The Executive Severance Plan also allows the Corporation to maintain a standard set of severance benefits to new and existing executive officers and avoid the negotiation of “one-off” arrangements with individual executive officers. It is also important to note that the change in control benefits provided under the Executive Severance Plan are subject to a “double trigger” so that an executive officer will only receive severance benefits if there is a change in control as well as a loss of his or her employment. This differs from a “single trigger” program that would provide severance benefits immediately upon a change in control. Such a structure is consistent with one of the primary purposes of the Executive Severance Plan, namely to provide the executive officers with a guaranteed level of financial protection only upon loss of employment.

Based on the foregoing considerations and the many years of service that most of the executive officers have rendered to the Corporation, the Committee believes that the benefits provided under the Executive Severance Plan, including any tax gross-up payment to cover parachute payment taxes under Code Section 4999, have been set at a fair and reasonable level and appropriately balance the respective interests of the various stakeholders. For further information regarding the Executive Severance Plan, including such relevant terms as termination without cause, resignation for good reason and change in control, please see the section entitled “Employment Agreements, Termination of Employment and Change in Control Arrangements” that appears later in this Proxy Statement.

CEO Employment Agreement: The Corporation has entered into an amended and restated employment agreement with the CEO effective January 1, 2008, with an initial two-year term and with an automatic renewal feature each year so that there will always be a continuing two-year term, unless the Corporation provides timely notice of non-renewal. Such amended and restated employment agreement was later amended on December 16, 2009 and January 26, 2010. The principal terms of the employment agreement, as amended, are also summarized in the section of the proxy statement entitled “Employment Agreements, Termination of Employment and Change in Control Arrangements.” Pursuant to this agreement, Mr. Roth will become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change in control. The Committee believes that such protections for CEOs are typical for the industry and competitive with the market.

Executive Share Ownership Guidelines

In 2006, the Committee established a policy requiring named executive officers to achieve specific share ownership guidelines within five years. The Committee believes that such a policy is consistent with its philosophy of encouraging executive stock ownership and will serve to further align the interests of the executive officers with those of shareholders. Pursuant to the policy, executive officers will be required to own shares with a value equal to two times the annual base salary for the CEO and one times the annual base salary for the other senior executive officers (including the named executive officers). Shares owned outright, shares underlying restricted stock units, and shares underlying deferred stock units resulting from voluntary deferrals of cash compensation or from dividend equivalent rights all count towards the guideline. Until the guideline is met, each executive is required to hold any shares issued upon the vesting of restricted stock units (net of any shares withheld or sold to cover applicable withholding taxes). As of December 31, 2009, the CEO had complied with the policy, and the other executive officers have until June 2011 in which to comply (with the exception of the recently hired CFO, David A. Green, who has until August 2013). The following table outlines the named executive officer’s share ownership as of December 31, 2009:

Name	Title	Share Ownership ($)(1)	Share Ownership Guideline ($)(2)
W. Richard Roth	Chief Executive Officer and President	$4,379,008	$950,000
R. Scott Yoo	Chief Operating Officer	$229,920	$310,000
Angela Yip	Executive Vice President of Finance	$233,644	$300,000
George J. Belhumeur	Senior Vice President of Operations	$243,033	$300,000
David A. Green	Chief Financial Officer and Treasurer	$76,422	$230,000

(1)	This amount is calculated by multiplying (i) the sum of the shares of common stock actually owned, the shares underlying restricted stock units and the shares underlying deferred stock units attributable to deferred compensation, by (ii) $22.57, the closing selling price of the common stock on December 31, 2009.

(2)	This amount is equal to two times the base salary in effect for the CEO for the 2009 fiscal year and one times the base salary in effect for the other senior executive officers for such year.

IRC Section 162(m) Compliance

As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as the Corporation are not allowed a federal income tax deduction for compensation, paid to the CEO and the three other highest paid executive officers (other than the CFO), to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation. The Corporation’s Long-Term Incentive Plan is structured so that compensation deemed paid to an executive officer in connection with the exercise of stock options should qualify as performance-based compensation that is not subject to the $1 million limitation. Restricted stock units with performance-vesting goals tied to one or more of the performance criteria approved by the shareholders under the Long-Term Incentive Plan will also qualify as performance-based compensation for Section 162(m) purposes, but service-vesting restricted stock units will not so qualify. Other awards made under the plan may or may not so qualify. In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee’s view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Corporation’s financial performance and restricted stock units awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee’s belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Corporation’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. However, for the 2009 fiscal year, the total amount of compensation paid by the Corporation to each named executive officer subject to Section 162(m) (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be deductible and not affected by the Section 162(m) limitation. In future years, it is possible that the total amount of compensation paid by the Corporation may not be entirely deductible by reason of the Section 162(m) limitation.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Corporation and its subsidiaries for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 by the Corporation’s Chief Executive Officer, Chief Financial Officer and each of the Corporation’s three other most highly compensated executive officers whose total compensation for the 2009 fiscal year (exclusive of the amounts reported in column (h) of such table) was in excess of $100,000 and who were serving as executive officers at the end of the 2009 fiscal year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2009 fiscal year (exclusive of any amounts that would have been reportable in column (h) of such table) have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(1) (d)		Stock Awards ($)(3) (e)		Option Awards ($)(3) (f)	Non- Equity Incentive Plan Compensation ($)(1) (g)	Change in Pension Value ($) (h)		All Other Compensation ($)(8) (i)	Total ($) (j)
W. Richard Roth, President and Chief Executive Officer of SJW Corp.	2009	$475,000	—		$448,350	(4)	—	$57,391	$377,041	(5)	$38,793	$1,396,575
	2008	$455,000	$163,990		$459,130	(4)	—	—	$45,154	(6)	$32,810	$1,156,084
	2007	$440,000	$88,000		$642,040	(4)	—	—	$205,771	(7)	$24,286	$1,400,097

George J. Belhumeur,	2009	$300,000	$25,000		$45,611		—	—	$249,610	(5)	$17,458	$637,679
Senior Vice President of Operations of San Jose Water Company	2008	$290,000	$35,000		$46,385		—	—	$203,820	(6)	$18,313	$593,518
	2007	$280,000	$32,000		—		—	—	$13,326	(7)	$18,307	$343,633

David A. Green,	2009	$230,000	$22,000		$45,611		—	—	$33,686	(5)	$27,545	$358,842
Chief Financial Officer and Treasurer of SJW Corp.	2008	$102,115	$75,000	(2)	$45,498		—	—	$5,803	(6)	$19,832	$248,248
	2007	—	—		—		—	—	—		—	—

Angela Yip, Executive Vice President of Finance of SJW Corp.	2009	$300,000	$25,000		$45,611		—	—	$419,849	(5)	$15,089	$805,549
	2008	$290,000	$37,000		$46,385		—	—	$387,785	(6)	$15,063	$776,233
	2007	$280,000	$45,000		—		—	—	$65,961	(7)	$15,012	$405,973

R. Scott Yoo, Chief Operating Officer of San Jose Water Company	2009	$310,000	$31,000		$77,539		—	—	$497,219	(5)	$18,390	$934,148
	2008	$300,000	$50,000		$78,895		—	—	$418,320	(6)	$20,536	$867,751
	2007	$290,000	$40,000		—		—	—	$135,779	(7)	$20,917	$486,696

(1)	Includes amounts deferred under (i) the Corporation’s Special Deferral Election Plan, a non-qualified deferred compensation plan for the Corporation’s officers and other select management personnel and (ii) San Jose Water Company’s Salary Deferral Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	Also includes a one-time sign-on bonus.

(3)

The dollar amount reported is equal to the aggregate grant date fair value of the stock awards made during each reported fiscal year, calculated in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the FASB ASC Topic 718 grant date fair value of each such award are set forth in Note 11 to the Corporation’s consolidated financial statements included in its annual report on Form 10-K for the 2009 fiscal year. For further information concerning the grant date value of the awards, see the section below entitled “Grants of Plan-Based

Awards.” As indicated in the section above entitled “Ownership of Securities—Security Ownership of Certain Beneficial Owners and Management,” Mr. Roth is credited with shares of deferred stock, and a number of those deferred shares include dividend equivalent rights. The phantom dividends that accumulate each year on those deferred shares pursuant to such dividend equivalent rights are converted into additional deferred shares. However, since the dividend equivalent rights were factored into the original grant date fair value of Mr. Roth’s deferred shares, no further amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the fiscal year as a result of those dividend equivalent rights. The phantom dividends for the 2009 fiscal year were converted on January 4, 2010 into an additional 2,888 deferred shares for Mr. Roth.

(4)	Mr. Roth’s performance-based awards are treated, for financial accounting purpose, as subject to market condition vesting, and therefore the grant date value has been appropriately discounted to reflect the attainability of the applicable market condition event.

(5)	Consists solely of the increase in the actuarial present value of each named executive officer’s accumulated retirement benefits recorded for the 2009 fiscal year. The benefit accrual formula for the Executive Supplemental Retirement Plan (“SERP”) was amended effective January 1, 2010. Had such amendment been in effect on December 31, 2009, an additional increase in the amounts of $77,700 and $117,514 for Ms. Yip and Mr. Yoo, respectively would have been included in the change in pension value amounts set forth in this table. However, no additional increase would have been included for Mr. Roth and Mr. Belhumeur in the event such amendment had been in effect on December 31, 2009. The present value of the accrued pension benefit fluctuates from year-to-year based on additional years of service and changes in compensation. In addition, such fluctuations may also occur due to the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase. The table below indicates the actuarial present value of the retirement benefits accrued as of the close of the 2009 and 2008 fiscal years, respectively, by each named executive officer. For the 2008 fiscal year calculation, the discount rate applied to determine the present value of the accrued Retirement Plan benefit was 6.06%, and the discount rate applied to determine the present value of the accrued SERP and Cash Balance SERP benefit was 6.29%. For the 2009 fiscal year calculations the discount rates applied were 5.92% for the Retirement Plan and 5.63% for the SERP and Cash Balance SERP.

Actuarial Present Value of Retirement Benefits	W. Richard Roth	George J. Belhumeur	David A. Green	Angela Yip	R. Scott Yoo
Accrued as of the close of the 2009 fiscal year	$3,381,962	$2,275,022	$39,489	$1,788,524	$2,205,507
Accrued as of the close of the 2008 fiscal year	$3,004,921	$2,025,412	$5,803	$1,368,675	$1,708,288

Change in Pension Value	$377,041	$249,610	$33,686	$419,849	$497,219

For further information concerning such pension benefits, see the section below entitled “Pension Benefits.”

(6)	Consists solely of the increase in the actuarial present value of each named executive officer’s accumulated retirement benefits recorded for the 2008 fiscal year. The pension benefits payable to the executive officers increase in correlation with increases in salary and years of service. However, for Mr. Roth, the accrued benefit under the SERP was reduced as a result of an administrative adjustment to the amount of his compensation taken into account under such plan.

(7)	Consists solely of the increase in the actuarial present value of each named executive officer’s accumulated retirement benefits recorded for the 2007 fiscal year.

(8)	Consists of the following amounts for each of the named executive officers: (i) spousal travel expenses, (ii) personal use of tickets to sporting events, (iii) club memberships, (iv) non-business lodging and travel expenses, (v) personal use of company vehicle, (vi) 401(k) employer match, and (vii) miscellaneous personal expenses:

For the Year Ended December 31, 2009

Description	W. Richard Roth	George J. Belhumeur	David A. Green	Angela Yip	R. Scott Yoo
Spousal Travel Expenses	—	—	—	—	—
Personal Use of Tickets To Sporting Events	—	—	—	—	—
Club Memberships	$10,091	$1,124	$1,668	$924	—
Non-Business Lodging & Travel Expenses	—	—	$10,742	—	—
Personal Use of Company Vehicle	$9,242	$6,760	$6,282	$4,629	$8,590
401(k) Employer Match	$9,460	$9,574	$8,853	$9,536	$9,800
Miscellaneous Personal Expenses	$10,000	—	—	—	—

Total	$38,793	$17,458	$27,545	$15,089	$18,390

For the Year Ended December 31, 2008

Description	W. Richard Roth	George J. Belhumeur	David A. Green	Angela Yip	R. Scott Yoo
Spousal Travel Expenses	—	—	—	—	$676
Personal Use of Tickets To Sporting Events	$1,800	$455	—	—	—
Club Memberships	$12,751	$1,265	$3,184	$1,001	$1,235
Non-Business Lodging & Travel Expenses	—	—	$14,901	—	—
Personal Use of Company Vehicle	$9,200	$7,639	$1,747	$5,642	$9,279
401(k) Employer Match	$9,059	$8,954	—	$8,420	$9,346

Total	$32,810	$18,313	$19,832	$15,063	$20,536

For the Year Ended December 31, 2007

Description	W. Richard Roth	George J. Belhumeur	Angela Yip	R. Scott Yoo
Spousal Travel Expenses	$904	$835	$560	$1,517
Personal Use of Tickets To Sporting Events	—	—	—	—
Club Memberships	$7,303	$1,060	$847	$1,145
Personal Use of Company Vehicle	$7,079	$7,412	$5,540	$9,255
401(k) Employer Match	$9,000	$9,000	$8,065	$9,000

Total	$24,286	$18,307	$15,012	$20,917

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2009 fiscal year under a compensation plan.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise Or Base Price of Option Awards ($/Sh) (k)	Grant Date Value(5) (l)
		Threshold (#) (c)	Target (#) (d)	Maximum (#) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)
W. Richard Roth	1-27-2009	$59,375	$118,750	$178,125	—	—		—	—		—	—	—
	1-27-2009	—	—	—	—	7,000	(2)	—	—		—	—	$94,990	(6)
	1-27-2009	—	—	—	—	—		—	14,000	(3)	—	—	$353,360	(7)

George J. Belhumeur	1-02-2009	—	—	—	—	—		—	1,700	(4)	—	—	$45,611	(7)

David A. Green	1-02-2009	—	—	—	—	—		—	1,700	(4)	—	—	$45,611	(7)

Angela Yip	1-02-2009	—	—	—	—	—		—	1,700	(4)	—	—	$45,611	(7)

R. Scott Yoo	1-02-2009	—	—	—	—	—		—	2,890	(4)	—	—	$77,539	(7)

(1)	Reflects potential payouts under the 2009 fiscal year incentive bonus program established for Mr. Roth. Each potential level of payout was tied to the level at which the company attained the performance goals for the 2009 fiscal year established by the Executive Compensation Committee. The goals were tied to a stated return on equity objective, environmental compliance and designated operational objectives based on key water industry objectives. The return on equity objective was not met, but the environmental compliance and operational goals were attained at above-target levels, resulting in an actual bonus to Mr. Roth in the dollar amount of $57,391 or 48% of his target bonus for the year.

(2)	On January 27, 2009, Mr. Roth was awarded restricted stock units under the Long-Term Incentive Plan covering 7,000 shares of common stock. The restricted stock units are performance-based and will vest if the Corporation achieves an annualized total shareholder return of six percent over the three-year period from January 1, 2009 until December 31, 2011, provided Mr. Roth remains in the Corporation’s employ through such date. However, the units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, and the service-vesting component (but not the performance-vesting component) will become inapplicable upon Mr. Roth’s resignation for good reason or an involuntary termination other than for good cause. The units will convert into a service-only vesting award should a change in control of the Corporation occur during the three-year performance period, and those units will vest on an accelerated basis should Mr. Roth’s service cease by reason of death or disability, resignation for good reason or an involuntary termination other than for good cause following such conversion. The performance-based restricted stock units do not include dividend equivalent rights. A portion of the vested shares which become issuable under such award will be withheld by the Corporation to cover the applicable withholding taxes.

(3)	On January 27, 2009, Mr. Roth was also awarded restricted stock units under the Corporation’s Long-Term Incentive Plan covering an additional 14,000 shares of the Corporation’s common stock. The restricted stock units will vest in three successive equal annual installments upon Mr. Roth’s completion of each year of service with the Corporation over the three-year period measured from the date of grant. The shares of common stock underlying the restricted stock units will be issued as those units vest. All of the units will vest, and the underlying shares of common stock will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, resignation for good reason or an involuntary termination other than for good cause. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not include dividend equivalent rights. As the vested shares become issuable from time to time under such award, a portion of those shares will be withheld by the Corporation to cover the applicable withholding taxes.

(4)	On January 2, 2009, Messrs. Belhumeur, Green and Yoo and Ms. Yip were awarded restricted stock units under the Corporation’s Long-Term Incentive Plan. Each restricted unit will entitle the officer-recipient to receive one share of the Corporation’s common stock on the applicable vesting date of that unit. The restricted stock units will vest in a series of four successive equal annual installments upon the officer’s completion of each year of service with the Corporation over the four-year period measured from the award date (January 2, 2009). The units will vest in full, and the underlying shares will become immediately issuable, upon an accelerated basis if (i) the officer’s service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes.

(5)	Such grant date value is calculated in accordance with FASB ASC Topic 718, and estimated forfeitures relating to service-vesting conditions are not taken into account. The assumptions used in the calculation of the FASB ASC Topic 718 grant date fair value of each reported award are set forth in Note 11 to the Corporation’s consolidated financial statements included in its annual report on Form 10-K for the 2009 fiscal year.

(6)	Represents the FASB ASC Topic 718 grant date value of the award. This performance-based award is treated, for financial accounting purpose, as subject to market condition vesting, and therefore the grant date value has been appropriately discounted to reflect the attainability of the applicable market condition event.

(7)	Represents the FASB ASC Topic 718 grant date value of the award. Such grant date value was determined on the basis of the closing selling price per share of the Corporation’s common stock on the applicable grant date, as discounted to reflect the lack of dividend equivalent rights.

2009 Annual Bonus Program

In January 2009, the Executive Compensation Committee set the bonus potential for Mr. Roth for the 2009 fiscal year. The dollar amount of that bonus was tied to the level at which the company attained the performance goals established by the Executive Compensation Committee for that year. The goals were tied to a stated return on equity objective, environmental compliance and designated operational objectives based on key water industry objectives. At threshold level attainment, Mr. Roth’s bonus potential was set at $59,375 (12.5 percent of base salary); for target level attainment, the bonus potential was $118,750 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential was $178,125 (37.5 percent of base salary). The actual bonus amount could accordingly vary from 0 percent to 150 percent of the target bonus amount based on the level at which the various performance goals were attained. Further information concerning the bonus program established for Mr. Roth for the 2009 fiscal year, together with a description of the more discretionary annual bonus program in effect for the other named executive officers, is set forth in the Compensation Discussion & Analysis that appears earlier in the Proxy Statement.

2010 Stock-Based Awards

On January 4, 2010, Messrs. Belhumeur, Green and Yoo and Ms. Yip were awarded restricted stock units under the Corporation’s Long-Term Incentive Plan. Each restricted unit will entitle the officer-recipient to receive one share of the Corporation’s common stock on the applicable vesting date of that unit. The restricted stock units will vest in a series of four successive equal annual installments upon the officer’s completion of each year of service with the Corporation over the four-year period measured from the award date (January 4, 2010). The units will vest in full, and the underlying shares will become immediately issuable, upon an accelerated basis if (i) the officer’s service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes. The chart below indicates the number of shares of the Corporation’s common stock underlying those restricted stock unit awards:

Name	Number of Underlying Shares
R. Scott Yoo	3,652
David A. Green	2,148
Angela Yip	2,148
George J. Belhumeur	2,148

On January 26, 2010, Mr. Roth was awarded restricted stock units under the Long-Term Incentive Plan covering 12,000 shares of the Corporation’s common stock. The restricted stock units will vest, and the underlying shares of common stock will be issued, in three successive equal annual installments upon his completion of each year of service with the Corporation over the three-year period measured from the date of grant, subject to accelerated vesting upon certain changes in control of the Corporation or termination of employment under certain circumstances. The restricted stock units do not include dividend equivalent rights.

On January 26, 2010, Mr. Roth was also awarded performance-vesting restricted stock units under the Long-Term Incentive Plan covering an additional 37,850 shares of the Corporation’s common stock. The restricted stock units will vest if (i) the total return to the Corporation’s stockholders for the five-year period from January 1, 2010 to December 31, 2014 is at least six percent, compounded annually, and (ii) Mr. Roth remains in employment through the end of such five-year period. However, if Mr. Roth ceases service during such five-year period by reason of death or disability, or he resigns for good reason or is involuntary terminated other than for good cause, he will subsequently vest in a portion of the restricted stock units if the performance objective is in fact attained. The number of restricted stock units in which Mr. Roth would vest on such pro-rated basis upon such attainment of the performance objective would be determined by multiplying the total number of restricted stock units at the time subject to the award by a fraction the numerator of which is the number of whole months of service (rounded up to the next whole month) completed by Mr. Roth during the five-year performance period and the denominator of which is 60 months. To the extent Mr. Roth vests in one or more restricted stock units in accordance with the foregoing, the underlying shares will be issued on January 31, 2015. In addition, the RSU award will convert into a service-only vesting award should a change in control of the Corporation occur during the five year performance period and will be subject to accelerated vesting should Mr. Roth’s employment terminate under certain circumstances following such conversion. The restricted stock units do not include dividend equivalent rights.

Mr. Roth’s January 26, 2010 equity awards were designed as multi-year awards, with the understanding that he will not receive any further regular annual awards until calendar-year 2015, unless the Executive Compensation Committee were, in its discretion, to determine that one or more additional grants before 2015 were warranted.

Risk Assessment of Compensation Policies and Practices

The Executive Compensation Committee undertook a substantial review of the various compensation programs maintained by the Corporation and its subsidiaries for the executive officers and other employees throughout the organization to determine whether any of those programs encouraged excess risk taking that would create a material risk to the Corporation’s economic viability. As part of that process, the Executive Compensation Committee reviewed a detailed inventory of the Corporation’s compensation plans and programs prepared by the Human Resources Department in which the principal features of each plan were summarized, the potential risk factors (if any) associated with each plan were identified and the mitigation factors designed to address those risks were described. Based on that review and the fact that as public utilities the Corporation’s wholly-owned subsidiaries, San Jose Water Company and SJWTX, Inc., operate in a heavily-regulated environment, the Executive Compensation Committee concluded it was not reasonably likely that any of the compensation programs of the Corporation or its subsidiaries, whether individually or in aggregate, would have a material adverse effect upon the Corporation. In reaching such conclusion, the Executive Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation programs for the Corporation’s executive officers:

- The overall compensation structure is applied uniformly throughout the Corporation and its subsidiaries, with the only major exception relating to the equity component of that compensation structure. Equity compensation (other than through participation in the Corporation’s broad-based employee stock purchase plan) has historically been granted to officers of the Corporation or its subsidiaries and is provided either in the form of stock option grants or restricted stock units that vest incrementally over their period of continued service. The Chief Executive Officer also holds restricted stock units that are tied to the attainment of total stockholder return objectives measured over periods ranging from three to five years. Neither the Corporation nor its subsidiaries have any compensation arrangements that are unique to any business unit or that otherwise depart significantly from the general uniformity of the overall compensation structure throughout the organization.

- For most of the employee base, compensation is primarily in the form of base salary. Certain employees, other than the named executive officers, are also eligible to receive cash bonuses with target levels tied to a fixed dollar amount generally ranging from $5,000 to $40,000. For such employees, the bonus component is tied to both financial and non-financial metrics and individual performance, and the maximum bonus that can be earned is capped between 150 to 200 percent of the target bonus.

- The cash bonus program for the named executive officers is tied either to a percentage of base salary that ranges from 10 percent to 25 percent or to a fixed dollar amount generally ranging from $35,000 to $50,000 with a maximum bonus potential set at 150 percent of the target bonus for the Chief Executive Officer and 200 percent of the target bonus for the other executive officers. 100 percent of the Chief Executive Officer’s bonus potential and 75 percent of the bonus potential of the other executive officers is tied to performance goals that are intended to sustain shareholder value, such as return on equity and strategic objectives tied to environmental compliance and level of customer service.

- Accordingly, the overall compensation structure is not overly weighted toward short-term incentives, and by imposing meaningful caps on the potential pay-outs under each of the short-term cash incentive programs, the Corporation has taken reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking. In addition, the Corporation has a formal internal business risk assessment structure that identifies the major risks to the business of the Corporation and its subsidiaries and implements techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance metrics established for the short-term incentive programs might otherwise contribute to any potential risks identified for the business, there are already procedures in place to control and limit those risks.

- In addition, in December 2009, the Executive Compensation Committee negotiated a new compensation package with the Chief Executive Officer which substantially increased the base salary component. One of the main objectives of the new compensation package is to provide the Chief Executive Officer with a more stable and consistent level of compensation over the next five years as a substantial incentive for him to continue in the Corporation’s employ. By doing so, the Board believes that the overall risk profile of the Chief Executive Officer’s compensation package is more effectively balanced among its current cash, long-term equity and retirement/deferred compensation components.

- Each of the executive officers receive equity compensation in the form of restricted stock unit awards that derive their value from the market price of the Corporation’s common stock, and the value of those awards increase as the price of the common stock appreciates and shareholder value is thereby created. Accordingly, the equity component is structured so as to encourage long-term growth and appreciation in the value of the Corporation’s business and stock price.

- The Corporation has transitioned from stock option grants to restricted stock unit awards. The compensation structure thus avoids the potential to encourage risk taking in the short-term due to the fact that stock options have value only if the price of the underlying shares increases and have no limit on the amount that can be realized from such potential appreciation. Restricted stock units, on the other hand, have a mitigating impact on excessive risk taking because they provide varying levels of compensation as the market price of the Corporation’s common stock fluctuates over time. In addition, the restricted stock unit awards vest over a period of years and this vesting element encourages the recipients of those awards to focus on sustaining the Corporation’s long-term performance. Because such awards are made annually, the executive officers always have unvested awards outstanding that could decrease significantly in value if the business of the Corporation and its subsidiaries is not managed for the long term.

- The Chief Executive Officer holds several substantial restricted stock unit awards that are performance based in the sense that each such award will vest upon the attainment of a pre-established rate of total shareholder return over the specific measurement period applicable to that particular award. The measurement period is normally three years measured from the start of the calendar year in which the award is made, although the most recent award made to the Chief Executive Officer has a five-year performance period. Awards that tie vesting to performance-objectives such as rates of total shareholder return further advance the Corporation’s objective to maintain a compensation structure that encourages the creation and maintenance of long-term shareholder value.

- The Corporation maintains a tax-qualified retirement plan on an employee-wide basis. The retirement benefit formula under such plan is based on cash compensation levels and years of credited service, but the federal tax laws impose a maximum dollar limitation on the annual retirement benefit that can be accrued under such plan. The federal tax laws also require the Corporation to comply with minimum funding standards for the accrued benefits under the plan, and those funds are held in a special trust reserved solely for plan participants. The Corporation also maintains an Executive Supplemental Retirement Plan for the executive officers and other selected executives that supplement their retirement benefits under the tax-qualified plan. The benefit formula is also tied to cash compensation levels and years of service, and the maximum annual retirement benefit that can be accrued under such plan is limited to a maximum benefit equal to 60 percent of the participant’s average annual compensation (determined on the basis of his or her three highest consecutive years of compensation measured in terms of salary and bonus) less the annual retirement benefit accrued under the tax-qualified plan. However, unlike the qualified retirement plan benefits, participants in the supplemental retirement plan are only general creditors of the Corporation who would lose substantially all of their accrued benefits under the supplemental plan were the Corporation to become insolvent.

- The Corporation has also instituted share ownership guidelines which require the executive officers to maintain a substantial ownership interest in the Corporation. By requiring that a meaningful amount of their personal wealth be tied to long-term holdings in the Corporation’s common stock, the Corporation has further aligned their interests with those of the shareholders and mitigated the risk of excessive risk taking.

- Finally, the Corporation has adopted policies that preclude any hedging transactions in the Corporation’s stock such as put and call options. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation’s common stock or restricted stock units that will convert into such shares upon the satisfaction of the applicable vesting requirements. In addition, the Corporation precludes the pledging of its stock or the holding of such stock in margin accounts.

For the foregoing reasons, the Executive Compensation Committee concluded that it was not reasonably likely that the overall employee compensation structure of the Corporation and its subsidiaries, when analyzed either in terms of its organization-wide application or its specific application to various major business units, including those that represent a significant portion of the Corporation’s overall risk profile, those that are substantial profit centers and those with significant compensation cost in relation to their revenue, would have any material adverse effect upon the Corporation.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2009.

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($) (j)
W. Richard Roth	39,141	(1)	—	—	$14.85	1/1/2014	3,500	(4)	$78,995	(4)	7,000	(12)	$157,990	(12)
	33,452	(2)	—	—	$17.63	1/2/2015	4,668	(5)	$105,356	(5)	7,000	(13)	$157,990	(13)
							9,334	(6)	$210,668	(6)	7,000	(14)	$157,990	(14)
							14,000	(7)	$315,980	(7)

George J. Belhumeur	533	(1)	—	—	$14.85	1/1/2014	129	(8)	$2,912	(8)	—		—
	1,254	(2)			$17.63	1/2/2015	1,111	(9)	$25,075	(9)
							1,700	(10)	$38,369	(10)

David A. Green	—		—	—	—	—	1,700	(10)	$38,369	(10)
							1,389	(11)	$31,350	(11)	—		—

Angela Yip	2,130	(1)	—	—	$14.85	1/1/2014	387	(8)	$8,735	(8)	—		—
	2,508	(2)			$17.63	1/2/2015	1,111	(9)	$25,075	(9)
							1,700	(10)	$38,369	(10)

R. Scott Yoo	2,130	(1)	—	—	$14.85	1/1/2014	516	(8)	$11,646	(8)	—		—
	2,508	(2)			$17.63	1/2/2015	1,890	(9)	$42,657	(9)
	14,000	(3)			$27.69	7/27/2015	2,890	(10)	$65,227	(10)

(1)	Represent stock options granted on January 2, 2004 which vested in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2009, the option was fully vested and exercisable for all the option shares.

(2)	Represent stock options granted on January 3, 2005 which vested in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2009, the option was fully vested and exercisable for all the option shares.

(3)	Represent stock options granted on July 28, 2005 which vested in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2009, the option was fully vested and exercisable for all the option shares.

(4)	Represents service-vesting restricted stock units granted on January 30, 2006 and covering 14,000 shares. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2009, one-fourth of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $22.57 closing selling price of the common stock on December 31, 2009.

(5)

Represents service-vesting restricted stock units granted on January 25, 2007 and covering 14,000 shares. The underlying shares vest in three successive equal annual installments measured from the January 25, 2007 award date, provided Mr. Roth continues in the Corporation’s service through each annual installment date. Half of the shares subject to such restricted stock unit are issued as they vest and the remaining vested shares will be deferred until the earlier of Mr. Roth’s termination of service, subject to any required holdback under applicable law. As of December 31, 2009, one-third of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $22.57 closing selling price of the common stock on December 31, 2009.

(6)	Represents service-vesting restricted stock units granted on January 30, 2008 and covering 14,000 shares. The underlying shares vest in three successive equal annual installments measured from the January 30, 2008 award date provided Mr. Roth continues in the Corporation’s service through each annual installment date. The shares subject to such restricted stock units will be issued as they vest. As of December 31, 2009, two-thirds of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $22.57 closing selling price of the common stock on December 31, 2009.

(7)	Represents service-vesting restricted stock units granted on January 27, 2009 and covering 14,000 shares. The underlying shares will vest in three successive equal annual installments measured from the January 27, 2009 award date, provided Mr. Roth continues in the Corporation’s service through each annual installment date. The shares subject to such restricted stock units will be issued as they vest. As of December 31, 2009, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $22.57 closing selling price of the common stock on December 31, 2009.

(8)	Represents restricted stock units granted on December 29, 2006 and covering 516 shares, 1,548 shares and 2,064 shares for Mr. Belhumeur, Ms. Yip and Mr. Yoo respectively. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2009, one-fourth of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $22.57 closing selling price of the common stock on December 31, 2009.

(9)	Represents restricted stock units granted on January 2, 2008 and covering 1,481 shares for Mr. Belhumeur and Ms. Yip, and covering 2,519 shares for Mr. Yoo. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2009, three-fourths of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $22.57 closing selling price of the common stock on December 31, 2009.

(10)	Represents restricted stock units granted on January 2, 2009 and covering 1,700 shares for Mr. Belhumeur, Mr. Green and Ms. Yip, and covering 2,890 shares for Mr. Yoo. The underlying shares will vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2009, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $22.57 closing selling price of the common stock on December 31, 2009.

(11)	Represents restricted stock units granted on August 11, 2008 and covering 1,851 shares. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2009, three-fourths of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $22.57 closing selling price of the common stock on December 31, 2009.

(12)	Represents performance-vesting restricted stock units granted on January 25, 2007 and covering 7,000 shares. The underlying shares would have vested had the Corporation achieved an annualized total shareholder return of 8% over the three-year period from January 1, 2007 until December 31, 2009. However, that performance objective was not attained, and those restricted stock units were cancelled in January 2010. The reported market value of the shares underlying those cancelled units is based on the $22.57 closing selling price of the common stock on December 31, 2009.

(13)	Represents performance-vesting restricted stock units granted on January 30, 2008 and covering 7,000 shares. The underlying shares will vest if the Corporation achieves an annualized total shareholder return of 8% over the three-year period from January 1, 2008 until December 31, 2010, provided Mr. Roth remains in the Corporation’s employ through such date, but with such service-vesting component to become inapplicable under certain circumstances. The reported market value of the shares underlying those unvested units is based on the $22.57 closing selling price of the common stock on December 31, 2009.

(14)	Represents performance-vesting restricted stock units granted on January 27, 2009 and covering 7,000 shares. The underlying shares will vest if the Corporation achieves an annualized total shareholder return of 6% over the three-year period from January 1, 2009 until December 31, 2011, provided Mr. Roth remains in the Corporation’s employ through such date, but with such service-vesting component to become inapplicable under certain circumstances. The reported market value of the shares underlying those unvested units is based on the $22.57 closing selling price of the common stock on December 31, 2009.

Option Exercises and Stock Vested

The following table sets forth, for each of the named executive officers, the number of shares of the Corporation’s common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2009, and the number and value of shares of the Corporation’s common stock subject to each restricted stock, deferred stock or restricted stock unit award that vested during the year ended December 31, 2009. No stock appreciation rights were exercised by the named executive officers during the 2009 fiscal year, and none of those officers held any stock appreciation rights as of December 31, 2009.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)(1) (d)	Value Realized on Vesting ($)(2) (e)
W. Richard Roth	—	—	722	$22,169
			2,119	$62,320
			3,500	$94,115
			2,333	$61,521
			2,333	$61,521
			4,666	$125,469
			2,888	$65,182

George J. Belhumeur	—	—	45	$1,390
			129	$2,933
			370	$10,882

David A. Green	—	—	462	$10,340

Angela Yip	—	—	54	$1,648
			387	$8,800
			370	$10,882

R. Scott Yoo	—	—	314	$9,463
			516	$11,734
			629	$18,499

(1)	Includes the portion of the deferred shares of the Corporation’s common stock credited to the named executive officer’s account by reason of dividend equivalent rights under existing stock option and restricted stock unit awards that vested on one or more occasions during the 2009 fiscal year. Includes the phantom cash dividends which accumulated during the 2009 fiscal year on the shares of the Corporation’s common stock underlying those stock options and restricted stock awards which were converted on January 4, 2010 into additional deferred shares based on the average of the per share market prices of the common stock on each date actual dividends were paid on such common stock during the 2009 fiscal year.

(2)	The value realized is determined by multiplying (i) the market price of the common stock on the applicable vesting date by (ii) the number of shares which vested on such date. For the phantom cash dividends which were converted on January 2, 2009, the value realized is determined by multiplying (i) the market price of the common stock on January 2, 2009 by (ii) the number of additional deferred shares. For the phantom cash dividends which were converted on January 4, 2010, the value realized is determined by multiplying (i) the market price of the common stock on December 31, 2009 by (ii) the number of additional deferred shares.

Pension Benefits

The Corporation maintains three defined benefit plans: the Retirement Plan, a tax-qualified pension plan (the “Retirement Plan”), the Executive Supplemental Retirement Plan, a non-qualified supplemental pension plan (the “SERP”) and the Cash Balance Executive Supplemental Retirement Plan, a non-qualified pension plan for certain individuals who commence employment with the Corporation on or after March 31, 2008 (the “Cash Balance SERP”).

The following table sets forth as of December 31, 2009 for each plan that provides for payments or other benefits in connection with the retirement of each of the named executive officers, the number of years of service credited to the named executive officer under the plan, the actuarial present value of the named executive officer’s accumulated benefit under each applicable plan, and the dollar amount of any payments and benefits paid to the named executive officer during the Corporation’s last completed fiscal year.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
W. Richard Roth	San Jose Water Company Retirement Plan	20	$855,926	—
	San Jose Water Company Executive Supplemental Retirement Plan	20	$2,526,036	—

George J. Belhumeur	San Jose Water Company Retirement Plan	39	$1,403,484	—
	San Jose Water Company Executive Supplemental Retirement Plan	39	$871,538	—

David A. Green	San Jose Water Company Retirement Plan	1	$17,194	—
	San Jose Water Company Cash Balance Executive Supplemental Retirement Plan	1	$22,295	—

Angela Yip	San Jose Water Company Retirement Plan	23	$980,032	—
	San Jose Water Company Executive Supplemental Retirement Plan	23	$808,492	—

R. Scott Yoo	San Jose Water Company Retirement Plan	24	$1,192,846	—
	San Jose Water Company Executive Supplemental Retirement Plan	24	$1,012,661	—

The pension benefits payable to the executive officers increase in correlation with increases in salary and years of service. The present value of the accrued pension benefit will also fluctuate from year-to-year based on the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.

The actuarial and economic assumptions used above to value the pension plan include the IRS 2009 Static Mortality Table, a 5.92 percent discount rate for San Jose Water Company’s Retirement Plan and a 5.63 percent discount rate for the Executive Supplemental Retirement Plan and Cash Balance Executive Supplemental Retirement Plan (for 2008 a discount rate of 6.06 percent was used for the Retirement Plan and a discount rate of 6.29 percent was used for the Executive Supplemental Retirement Plan and Cash Balance Executive Supplemental Retirement Plan and the RP-2000 Mortality Table was used for such plans). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions. For further information concerning such actuarial assumptions, please see Note 10 to the Corporation’s consolidated financial statements included in its annual report on Form 10-K for the 2009 fiscal year.

Retirement Plan Benefit. Different benefits apply under San Jose Water Company’s Retirement Plan (“Retirement Plan”) depending on whether an employee first commenced status as an employee (i) before March 31, 2008 or (ii) on or after March 31, 2008.

All the named executive officers, except for David A. Green, commenced service before March 31, 2008. The monthly retirement benefit under the Retirement Plan payable to each named executive officer, other than Mr. Green, at age 65, the plan’s normal retirement age, will be equal to 1.6 percent of his or her average monthly compensation (as determined in the manner indicated below) for each year of service completed after January 1, 1978. However, the Retirement Plan provides a minimum benefit to each participant with at least 30 years of service equal to 50 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For participants with less than 30 years of service, the minimum benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years. The Retirement Plan also contains a special benefit calculation for each participant whose age and service equals or exceeds 75. Each of the named executive officer’s, other than Mr. Green, combined age and years of service equals or exceeds 75. The special benefit for each named executive officer, other than Mr. Green, with at least 30 years of service will therefore be equal to 60 percent of his or her average monthly compensation, less 50 percent of his or her employee’s monthly old-age insurance benefit under Section 202 of the Social Security Act. For those participants with less than 30 years of service, the special benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years. For purposes of such benefit calculation, (i) a participant’s average monthly compensation will be determined on the basis of his or her three highest years of compensation (whether or not consecutive) prior to attainment of age 65 (or earlier retirement or termination) and will generally be based upon the amount reported on his or her Form W-2 for federal income tax purposes for each year included in such calculation, plus amounts deferred under the 401(k) plan and certain other limited deferrals, and (ii) the annual compensation taken into account for benefit accrual purposes for each such year may not exceed the annual compensation limit for that year determined in accordance with the Internal Revenue Code. No lump sum payment of accumulated retirement benefits is provided under the Retirement Plan for employees who first commenced status as an employee before March 31, 2008, except that (i) a participant age 65 or older can take an in-service distribution if his or her age and years of service equal at least 100 years and (ii) a lump sum distribution may become payable to the surviving beneficiary of a deceased participant under certain circumstances.

The retirement benefits for employees who first commence service on or after March 31, 2008, including Mr. Green, will be based upon the compensation credits and interests credits made to a hypothetical bookkeeping account established for each such participant. Compensation credits will be made on behalf of each participant each plan quarter in which the participant is an eligible employee with at least one hour of service for that quarter. The amount of the compensation credit for that quarter will be based on the compensation paid to the participant for that quarter and his or her years of credited service, as determined in accordance with the following schedule:

Years of Credited Service	Percent of Compensation
Less than 5	5%
5 but less than 10	6%
10 but less than 15	7%
15 but less than 20	9%
20 or more	11%

For purposes of determining the amount of each participant’s compensation credit, (i) compensation is generally based upon the amount that would otherwise be reported on the participant’s Form W-2 for federal income tax purposes during the quarter, plus amounts deferred for that quarter under the 401(k) plan and certain other limited deferrals and (ii) the annual compensation may not exceed the annual compensation limit determined in accordance with the Internal Revenue Code.

Interest credits are also generally made on behalf of each participant each plan quarter. The amount of each interest credit is determined by multiplying the balance of the participant’s account as of the last day of that plan quarter by the lesser of: (1) the greater of (A) 0.75 percent, or (B) 1/4 of the annual yield on 30-year Treasury bonds, determined as of the month of October preceding the first day of the Plan Year; and (2) 1.5 percent.

Benefits accrued under the Retirement Plan may be paid as (i) a fixed monthly pension for life, (ii) a reduced monthly benefit payable for life but with a minimum payment period of 10 years for the participant or his or her designated beneficiary or (iii) a reduced joint and survivor annuity for the participant and his or her surviving spouse. For participants who commence employee status on or after March 31, 2008, the accrued benefits may be paid in a lump sum, or pursuant to any of the forms described above, following attainment of the applicable age and service requirements.

All of the named executive officers, except for David A. Green, are currently eligible to receive early retirement benefits under the Retirement Plan in the event they retire. Mr. Green joined the Corporation after March 31, 2008 and participates in the cash balance portion of the Retirement Plan.

SERP Benefit. The Executive Supplemental Retirement Plan (“SERP”) provides participants with a monthly pension benefit that supplements the pension they earn under the Retirement Plan. Under the SERP, each officer of the Corporation who commenced employee status before March 31, 2008 will become eligible for participation on the first day of the month following the day he or she first becomes an officer. Eligible employees selected for SERP participation by the Executive Compensation Committee of the SJW Corp. Board of Directors (“Committee”) will become a participant on the first day of the first calendar month next following his or her selection date or such later date as the Committee may specify. All of the named executive officers other than Mr. Green participate in the SERP.

The SERP is designed to supplement the retirement income by providing an additional monthly pension in excess of the pension benefit under the Retirement Plan. As of December 31, 2009, the dollar amount of that monthly pension was determined on the basis of the following normal retirement benefit payable as a single-life annuity commencing at age 65: (A) 2.2 percent of his or her final average monthly compensation multiplied by his or her years of service (not to exceed 20 years) plus (B) 1.6 percent of such final average monthly compensation multiplied by his or her years of service in excess of 20 years (not to exceed an additional 10 years), up to a total monthly retirement benefit not to exceed 60 percent of the named executive officer’s final average monthly compensation (as determined in the manner indicated below), less (C) the monthly retirement benefit payable to such individual under the Retirement Plan. However, the SERP was amended effective January 1, 2010 to increase, for each participant credited with an hour of service on or after January 1, 2010, the 1.6 percent component of such retirement benefit formula to 2.2 percent of his or her final average compensation for each year of service, whether completed on or before January 1, 2010, in excess of 20 years (but not to exceed in total the additional number of years of service necessary to reach the maximum 60 percent of final average compensation retirement benefit). Accordingly, the maximum retirement benefit continues to be limited to 60 percent of final average compensation, less a participant’s accrued retirement benefit under the Retirement Plan. For purposes of such calculation, participants receive credit for partial years of service and the named executive officer’s final average monthly compensation will be his or her average monthly compensation for the consecutive 36-month period within his or her last 10 years of service with the Corporation for which such average monthly compensation is the highest. An officer’s average monthly compensation is calculated on the basis of his or her earned salary and the amount of the annual cash bonus actually paid to him or her at that time or that would have been paid in the absence of a deferral election. The SERP benefit will commence following the later of (i) the participant’s separation from service with the Corporation or (ii) his or her attainment of age 55, unless the participant makes a timely election of a later attained age. Both Angela Yip and George J. Belhumeur elected to defer the commencement of their SERP benefit to the later of separation from service or attainment of a specified age later than age 55. SERP benefits which commence prior to the participant’s attainment of age 65 will be subject to actuarial reduction for the early commencement date, except to the extent the participant is entitled to a full or partial subsidy to cover such early commencement. No lump sum benefit distributions are provided under the SERP. SERP participants may, for purposes of their benefit calculations, receive special age and service credits under the Executive Severance Plan should their employment terminate under certain circumstances following a change of control. See the discussion of the Executive Severance Plan in the section below entitled “Employment Agreements, Termination of Employment and Change in Control Arrangements” for further information.

The accrued SERP retirement for Messrs. Roth and Belhumeur will not be reduced for early commencement prior to age 65. The accrued SERP retirement benefit for Mr. Yoo and Ms. Yip will not be reduced for early commencement if such commencement occurs on or after their attainment of age 60 and 59, respectively. In computing Mr. Roth’s final average compensation, his annual bonus for each year beginning on or after January 1, 2003 will be equal to the greater of his actual bonus or his target bonus for such year.

A participant will vest in his or her SERP benefit upon completion of 10 years of service or upon certain changes in control or ownership of the Corporation. As of December 31, 2009, each of the named executive officers who participates in the SERP is vested in his or her SERP benefit.

Cash Balance SERP Benefit. The Cash Balance Executive Supplemental Retirement Plan (“Cash Balance SERP”) is a supplemental retirement benefit plan for executive officers and other key management personnel who commence employment on or after March 31, 2008 and are accordingly ineligible to participate in the SERP. The actual participants are selected from time to time by the Committee.

An account balance will be maintained for each participant in the Cash Balance SERP and will be periodically credited with a percentage of his or her compensation for the applicable period based on his or her years of credited service in accordance with the following formula:

Years of Credited Service	Percent of Compensation
Less than 5	10%
5 but less than 10	11%
10 but less than 15	12%
15 but less than 20	14%
20 or more	16%

The account balance will also be credited periodically with interest pursuant to a pre-established formula. The participant will vest in his or her account balance upon completion of 10 years of service or upon certain changes in control or ownership of the Corporation. The benefit accrued under the Cash Balance SERP will be offset by a portion of the participant’s benefit accrued under the Retirement Plan. Accordingly, at such time as the participant becomes entitled to receive his or her retirement benefit under the Cash Balance SERP, a portion of his or her accrued benefit under the Retirement Plan will be applied as an offset to his or her accrued benefit under the Cash Balance SERP. The remainder of his or her accrued benefit under the Cash Balance SERP will be paid in a lump sum on the first business day of the seventh month following his or her separation from service.

The Cash Balance SERP also provides a death benefit should the participant die with a vested accrued benefit. The amount of the death benefit will be calculated in the same manner as if the participant had survived and will be payable in a lump sum to his or her beneficiary.

Non-Qualified Deferred Compensation

The first of the following tables shows the deferred compensation activity for each named executive officer during the 2009 fiscal year attributable to his or her participation in the San Jose Water Company Special Deferral Election Plan (the “Deferral Plan”):

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
W. Richard Roth	—	—	$29,874	—	$732,830	(2)
George J. Belhumeur	$17,500	—	$4,534	—	$122,637	(3)
David A. Green	—	—	—	—	—
Angela Yip	$55,000	—	$14,990	—	$413,494	(4)
R. Scott Yoo	—	—	$8,696	—	$219,706	(5)

(1)	Represents the portion of salary and bonus earned for the 2009 fiscal year and deferred under the Deferral Plan.

(2)	Includes $88,000 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan.

(3)	Includes (i) $17,500 of salary and/or bonus earned for the 2009 fiscal year and deferred under the Deferral Plan, (ii) $20,888 of salary and/or bonus earned for the 2008 fiscal year and deferred under the Deferral Plan, and (iii) $20,400 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan.

(4)	Includes (i) $55,000 of salary and/or bonus earned for the 2009 fiscal year and deferred under the Deferral Plan, (ii) $62,763 of salary and/or bonus earned for the 2008 fiscal year and deferred under the Deferral Plan, and (iii) $115,000 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan.

(5)	Includes (i) $45,778 of salary and/or bonus earned for the 2008 fiscal year and deferred under the Deferral Plan, and (ii) $40,000 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan.

The following table shows the deferred compensation activity for each named executive officer for the 2009 fiscal year attributable to the deferred shares of the Corporation’s common stock awarded or credited to him or her during such year:

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(2) (f)
W. Richard Roth	—	—	$65,182	(1)	—	$2,360,009
George J. Belhumeur	—	—	—		—	—
David A. Green	—	—	—		—	—
Angela Yip	—	—	—		—	—
R. Scott Yoo	—	—	—		—	—

(1)	Represents the fair market value as of December 31, 2009 of the deferred shares of the Corporation’s common stock credited to the named executive officer for the 2009 fiscal year as a result of the dividend equivalent rights under his restricted stock units. There were no additional earnings credited to the named executive officer for the 2009 fiscal year because the value of the deferred shares credited to him as of January 1, 2009 was higher than the value of those shares on December 31, 2009.

(2)	The reported aggregate balance is based on the $22.57 closing selling price of the common stock on December 31, 2009. As of December 31, 2009, the portion of the balance in which each named executive officer was vested and the portion of the balance in which each named executive officer was unvested were as follows:

Name	Vested Portion	Unvested Portion	Total
W. Richard Roth	$2,307,331	$52,678	$2,360,009
David A. Green	—	—	—
George J. Belhumeur	—	—	—
Angela Yip	—	—	—
R. Scott Yoo	—	—	—

Special Deferral Election Plan. The principal features of the Special Deferral Election Plan may be summarized as follows:

The Special Deferral Election Plan (the “Deferral Plan”) allows certain key employees, including each of the named executive officers, the opportunity to accumulate an additional source of retirement income through the deferral of up to 50 percent of their base salary each year and up to 100 percent of their bonus or other incentive compensation each year. For the compensation deferred each year, the individual may designate a separate distribution event and form of payment (lump sum or annual installments over a five or ten-year period). Distribution events include separation from service, the expiration of a designated deferral period of at least five years or the occurrence of a change in control. Withdrawals are also permitted in the event of a financial hardship. Each deferred account balance is credited with a rate of interest each year, compounded semi-annually, equal to the lower of (i) the 30-year long-term borrowing cost of funds to San Jose Water Company, as such rate is measured as of the start of each calendar year, or (ii) 120 percent of the applicable federal long-term rate, measured as of the start of each calendar year.

Employment Agreements, Termination of Employment and Change in Control Arrangements

Executive Severance Plan. Officers of the Corporation or its subsidiaries who are serving in such capacity at the time of a change in control or ownership of the Corporation may become entitled to severance benefits under the Corporation’s Executive Severance Plan if their employment terminates under certain circumstances in connection with such change. Accordingly, should such officer’s employment be terminated for any reason other than good cause (as defined in the Executive Severance Plan), or should he or she resign for good reason (as defined in such plan), within the 24-month period following the effective date of the change in control or ownership, then (i) such officer will be entitled to a cash severance benefit consisting of three times the annual base salary and target bonus or, in the case of Mr. Roth, a severance benefit equal to 3.75 times the annual base salary, payable in three successive equal annual installments, (ii) his or her outstanding stock options and other equity awards will immediately vest, (iii) he or she will be reimbursed for the cost of COBRA continuation coverage under the company’s group health care plans for himself or herself and his or her spouse and eligible dependents until the earlier of (x) the date of the last annual installment of his or her cash severance benefit or (y) the first date on which the officer is covered under another employer’s health benefit program without exclusion for any pre-existing medical condition, and (iv) he or she will be deemed to be three years older and be given three additional years of service for purposes of calculating his or her retirement benefit under the SERP (the “Enhanced Retirement Benefit”).

If any payment made in connection with a change in control or the subsequent termination of the named executive officer’s employment would be subject to an excise tax under Section 4999 of the Code (the “Excise Tax”), then such payment or benefit will be grossed-up to ensure that such officer does not incur any out-of-pocket cost with respect to such Excise Tax, and such officer will accordingly receive the same net after-tax benefit he or she would have received had no Excise Tax been imposed.

The benefits payable under the Executive Severance Plan are conditioned upon the named executive officer’s execution of a general release of all employment-related claims against the Corporation and a non-solicitation covenant pursuant to which such officer may not induce any representative, agent or employee to terminate his or her employment or service relationship with the Corporation.

In addition to the benefits provided under the Executive Severance Plan, the named executive officer would also be entitled to (i) retirement benefits under the SERP or Cash Balance SERP and the Retirement Plan and (ii) their deferred compensation under the Corporation’s non-qualified deferred compensation plan and their vested-to-date deferred stock awards. The present value of the accumulated retirement benefit under the retirement plans as of the close of the 2009 fiscal year is set forth in the table above in the section entitled “Pension Benefits.” The value of their accumulated deferred compensation as of December 31, 2009 is set forth in the two tables in the section above entitled “Non-Qualified Deferred Compensation.”

For purposes of the various payments and benefits which may be triggered under the Executive Severance Plan in connection with a change in control, the following transactions will be deemed to constitute a change in control event:

-	A merger, consolidation or other reorganization, unless more than 50 percent of the outstanding voting power of the successor entity is owned, in substantially the same proportions, by the persons who were the Corporation’s stockholders immediately prior to the transaction;

-	A sale of all or substantially all of the Corporation’s assets, unless more than 50 percent of the outstanding voting power of the acquiring entity or parent thereof is owned, in substantially the same proportions, by the persons who were the Corporation’s stockholders immediately prior to the transaction;

-	Certain changes in the composition of the Corporation’s Board of Directors; or

-	The acquisition of the Corporation’s outstanding securities by any person so as to make that person the beneficial owner of securities representing 30 percent or more of the total combined voting power of the Corporation’s outstanding securities.

The chart below indicates the potential payments that each named executive officer would receive based upon the following assumptions:

(i)	His or her employment terminated on December 31, 2009 under circumstances entitling him or her to full severance benefits under the Executive Severance Plan;

(ii)	The base salary increases authorized for Mr. Roth and Mr. Green for the 2010 fiscal year were deemed to have been in place on December 31, 2009;

(iii)	As to any benefits tied to a change in control, the change in control is assumed to have occurred on December 31, 2009 and at a price per share payable to the holders of the Corporation’s common stock in an amount equal to the $22.57 per share, the closing selling price of such common stock on December 31, 2009; and

(iv)	The restricted stock units awarded to the named executive officers on January 4, 2010 were deemed to have been granted and outstanding on December 31, 2009.

Name	Cash Severance Payment ($)		Present Value of Enhanced Retirement Benefit ($)(3)	Estimated Value of Reimbursed COBRA Continuation Health Care Coverage ($)	Value of Accelerated Option Awards (4)	Value of Accelerated Restricted Stock Awards (4)		Excise Tax Gross-Up ($)(6)
W. Richard Roth	$2,343,750	(1)	$378,466	$45,247	—	$1,184,970	(5)	$1,483,852
George J. Belhumeur	$1,020,000	(2)	—	$33,004	—	$66,356		$457,950
David A. Green	$885,000	(2)	—	$45,247	—	$69,719		$390,273
Angela Yip	$1,020,000	(2)	$647,181	$33,004	—	$72,179		$864,476
R. Scott Yoo	$1,080,000	(2)	$361,806	$46,700	—	$119,531		$727,639

(1)	Represents 3.75 times Mr. Roth’s annual salary of $625,000.

(2)	Represents three times Ms. Yip’s and Mr. Belhumeur’s annual salary of $300,000 plus three times their target bonus of $40,000, represents three times Mr. Yoo’s annual salary of $310,000 plus three times his target bonus of $50,000, and represents Mr. Green’s annual salary of $260,000 plus three times his target bonus of $35,000.

(3)	The actuarial and economic assumptions used above to value the pension plan include the IRS 2009 Static Mortality Table, a 5.63% discount rate (6.29% for 2008). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions.

(4)	The unvested restricted stock units and all other unvested deferred stock attributable to dividend equivalent rights will automatically vest on an accelerated basis at the time of the qualifying termination event. The reported dollar values of these unvested units and other deferred shares are based on aggregate intrinsic value of the underlying shares of common stock on December 31, 2009.

(5)	7,000 of the accelerated shares with a December 31, 2009 value of $157,990 will not in fact be issued until January 15, 2011 and 7,000 of the accelerated shares with a December 31, 2009 value of $157,990 will not in fact be issued until January 15, 2012. Accordingly, the actual value of these 14,000 shares at the time of issuance may be greater or less than their December 31, 2009 value.

(6)	Calculated based on (i) W-2 wages for the five-year period (2004 through 2008) or fewer number of years the named executive officer has been employed by the Corporation (for Mr. Green, the calculation was based on his annualized salary for 2008 plus his $50,000 sign-on bonus), (ii) an effective tax rate of 65.75% (federal, 35%; state, 9.3%; Medicare, 1.45%; and excise tax, 20%) and (iii) the vesting of all outstanding unvested stock-based awards on the assumed December 31, 2009 change in control/separation from service date. The parachute value attributable to unvested stock options is calculated using a Black-Scholes model with the following inputs: actual exercise price of each option, the $22.57 fair market value per share on December 31, 2009, volatility and expected term calculated as of December 31, 2009, the expected dividend yield of 3.01% as of December 31, 2009, and the risk free rate of 2.69% as of December 31, 2009.

Mr. Roth’s Employment Agreement. The Corporation entered into an agreement with Mr. Roth in 2003 in connection with his employment as President and Chief Executive Officer of the Corporation. The agreement had an initial three-year term measured from January 1, 2003 but was automatically extended for a series of additional one-year terms, beginning at the end of the second year of the original term. The employment agreement was amended and restated in its entirety in 2008. The amended and restated employment agreement has an initial two-year term measured from January 1, 2008 and is automatically extended for a series of additional one-year terms at the end of each year. Additional one-year extensions will continue in the future, provided the Corporation does not give notice of non-renewal before November 30 of the then-current year. Pursuant to such amended and restated employment agreement, Mr. Roth will be provided with the following compensation: an annual base salary of $455,000 for 2008, paid health care coverage for himself and his dependents, certain perquisites and an annual bonus of up to 37.5 percent of his annual base salary, payable based upon the Executive Compensation Committee’s assessment of the Corporation’s financial performance and his contribution to that performance. The perquisites to which Mr. Roth is entitled include a Corporation-provided motor vehicle (replaceable at three or four-year intervals) and a Corporation-paid club membership. Mr. Roth’s annual base salary was increased to $475,000 effective January 1, 2009. Pursuant to a further amendment, effective as of January 1, 2010: (i) Mr. Roth’s annual base salary for each of the 2010, 2011 and 2012 calendar years was increased to $625,000 per year, (ii) his annual base salary for the 2013 calendar year will be increased by four percent to the rate of $650,000, and (iii) his annual base salary for the 2014 calendar year will be increased by an additional four percent to $676,000.

Pursuant to the employment agreement entered into in 2003, Mr. Roth received the following equity awards under the LTIP on April 29, 2003: (i) an option to purchase 45,624 shares of common stock with an exercise price per share equal to the fair market value of the Corporation’s common stock on date of grant and (ii) a deferred restricted stock award covering 83,340 shares (collectively, the “Awards”). Each of the Awards is fully vested, and the deferred stock component continues to include dividend equivalent rights. The phantom cash dividends which accumulate each year pursuant to those dividend equivalent rights are converted on the first business day of January in each succeeding year into additional deferred shares based on the average of the per share market prices of the Corporation’s common stock on each date actual dividends were paid on such common stock during the year.

If Mr. Roth’s employment is involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth’s employment agreement) or his employment is voluntarily terminated for good reason (as defined in such agreement) and such termination does not occur under circumstances entitling him to benefits under the Executive Severance Plan, he will be instead entitled to the following benefits: (i) lump sum cash severance payment equal to 3.9 times his annual base salary at the time of termination (or such higher rate as was in effect at any time during the previous twelve months), and (ii) reimbursement of the costs of COBRA continuation coverage for himself and his spouse until the earlier of (x) the end of the 36-month period measured from the date the employment terminates or (y) the first date on which he is covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Such benefits are conditioned, however, upon Mr. Roth’s execution of a general release of all employment-related claims against the Corporation.

If (i) Mr. Roth’s employment had been involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth’s employment agreement) or his employment had been voluntarily terminated for good reason (as defined in such agreement) on December 31, 2009, (ii) such termination had not occurred under circumstances entitling him to benefits under the Executive Severance Plan, and his authorized salary increase for the 2010 fiscal year was already in place on December 31, 2009, he would have been entitled to the following payments and benefits in connection with such termination of employment:

Cash Severance	Value of 36 Months of Reimbursed COBRA Continuation Health Care Coverage
$2,437,500 (1)(3)	$45,247	(2)(3)

(1)	Represents 3.9 times the annual rate of base salary of $625,000 in effect for Mr. Roth on January 1, 2010.

(2)	Represents 36 months of health benefit coverage at an average monthly rate of $1,256.86.

(3)	Pursuant to his employment agreement, Mr. Roth may not, during the one-year period following his termination of employment, solicit any individuals who were in the Corporation’s employ at the time of such termination or within the preceding six months to work for him or any other entity with which he is affiliated.

As of December 31, 2009, Mr. Roth held outstanding restricted stock units covering 45,502 unvested shares of the Corporation’s common stock. Such number does not include restricted stock units covering 7,000 shares which were granted in January 2007 and were scheduled to vest upon the attainment of a specified total shareholder return measured over the three-year period ending December 31, 2009 but which were cancelled because the performance objective was not achieved. Restricted stock units covering 31,502 of those 45,502 shares will vest in successive equal annual installments upon his completion of each year of service with the Corporation over either a four-year period or three-year period measured from the applicable award date. Restricted stock units for an additional 7,000 shares will vest upon the attainment of a specified total shareholder return measured over the three-year period ending December 31, 2010. Restricted stock units for the remaining 7,000 shares will vest upon the attainment of a specified total shareholder return over the three-year period ending December 31, 2011. However, if on December 31, 2009, Mr. Roth’s employment had terminated by reason of death or disability or had been involuntarily terminated other than for good cause (as defined in Mr. Roth’s employment agreement) or had he resigned for good reason (as defined in such agreement), then upon such a qualifying termination event, his restricted units covering 31,502 unvested shares of common stock would have vested on an accelerated basis for a total value of $711,000. Such accelerated value was based on the $22.57 per share closing selling price of the common stock on December 31, 2009. In addition, Mr. Roth would, as a result of such a qualifying termination event, vest in 7,000 shares on December 31, 2010 and in 7,000 shares on December 31, 2011 if the applicable performance vesting objectives for those shares is met upon the completion of the respective performance periods ending on those dates; provided, however, if the qualifying termination event had been his death or disability on December 31, 2009, then those 14,000 shares would have vested immediately on that date.

As described in the Grants of Plan-Based Awards section above, Mr. Roth was also granted restricted stock units on January 26, 2010 covering an additional 49,850 shares of common stock in the aggregate. If those awards had been outstanding on December 31, 2009, then Mr. Roth would have vested in an additional 12,000 shares at the time of his assumed qualifying termination event, and he would subsequently vest in a pro-rated amount of his 37,850 shares on December 31, 2014 if the applicable performance vesting objective for those particular shares is met upon the completion of the performance period ending on that date. The number of restricted stock units in which Mr. Roth would vest on such pro-rated basis upon such attainment of the performance objective would be determined by multiplying the total number of restricted stock units at the time subject to the award by a fraction the numerator of which is the number of whole months of service (rounded up to the next whole month) completed by Mr. Roth during the five-year performance period and the denominator of which is 60 months. To the extent Mr. Roth vests in one or more restricted stock units in accordance with the foregoing, the underlying shares will be issued on January 31, 2015.

In addition, Mr. Roth would be entitled to accumulated retirement benefit with a present value of $3,381,962 as of December 31, 2009 and vested deferred compensation in the amount of $3,040,161 as of that date, and unvested deferred compensation in the approximate amount of $52,678 which would vest upon his termination of employment under certain prescribed circumstances.

The outstanding stock options granted to Mr. Roth contain a provision pursuant to which those options may remain outstanding for up to four years if he terminates employment under certain prescribed circumstances.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2009 with respect to the shares of the Corporation’s common stock that may be issued under the Corporation’s existing equity compensation plans.

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders (1)	352,012	(2)	$4.94	(3)	1,473,459	(4)(5)
Equity Compensation Plans Not Approved by Shareholders (6)	N/A		N/A		N/A
Total	352,012	(2)	$4.94	(3)	1,473,459	(4)(5)

(1)	Consists of the Corporation’s Long-Term Incentive Plan and Employee Stock Purchase Plan.

(2)	Includes 254,356 shares of common stock underlying deferred stock awards and restricted stock units that will entitle each holder to the issuance of one share of common stock for each deferred share or unit that vests following the applicable performance-vesting or service-vesting requirements. Excludes outstanding purchase rights under the Employee Stock Purchase Plan.

(3)	Calculated without taking into account the 254,356 shares of common stock subject to outstanding deferred stock awards or restricted stock units that will become issuable at or following the vesting of those awards or units, without any cash consideration or other payment required for such shares.

(4)	Consists of 1,269,229 shares of common stock available for issuance under the Long-Term Incentive Plan and 204,230 shares of common stock available for issuance under the Employee Stock Purchase Plan.

(5)	The shares under the Long-Term Incentive Plan may be issued pursuant to stock option grants, stock appreciation rights, restricted stock or restricted stock unit awards, performance shares, dividend equivalent rights, and stock bonuses.

(6)	The Corporation does not have any outstanding equity compensation plans which are not approved by shareholders.

Compensation Committee Interlocks and Insider Participation

No member of the Executive Compensation Committee was at any time during the 2009 fiscal year, or at any other time, an officer or employee of the Corporation or any of its subsidiaries. No executive officer of the Corporation served during the 2009 fiscal year as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the Corporation’s Board or Executive Compensation Committee. Messrs. Cali, DiNapoli, King, Moss, Ulrich and Van Valer were the non-employee directors who served on the Executive Compensation Committee at a time during fiscal year 2009. Mr. Cali served on such committee until May 6, 2009 and Mr. DiNapoli served on such committee starting on May 6, 2009. Mr. Moss and Mr. Van Valer served on such committee from May 6, 2009 until July 29, 2009. Mr. Moss and Mr. Van Valer each have a relationship requiring disclosure under Item 404 of Regulation S-K. For information regarding such relationships, please see the discussion below in the section entitled “Certain Relationships and Related Transactions.”

COMMITTEE REPORTS

The following reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference into any previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, nor are such reports to be incorporated by reference into any future filings.

Annual Report of the Audit Committee

In connection with the audited financial statements for the period ending December 31, 2009, the Audit Committee (1) reviewed and discussed the audited financial statements with management, (2) discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ending December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

Douglas R. King, Chairperson

Norman Y. Mineta

Frederick R. Ulrich, Jr.

Annual Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.

Executive Compensation Committee

J. Philip DiNapoli

Douglas R. King

Frederick R. Ulrich, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2006, San Jose Water Company began a budgeted water well replacement program. Two new wells were scheduled for construction in each year 2006, 2007 and 2008. In the fall of 2006, the company solicited bids from four contractors to construct four wells, two wells in 2006 and two wells in 2007. San Jose Water Company received two bids and it selected the contractor with the lowest bid, which had a total project cost of $1,575,172 to drill, develop and install the casing and screen for the four wells. Roscoe Moss Manufacturing Company supplied well casing and screen to the general contractor for this well project valued at $397,873 for 2006 and $265,865 for 2007. In November 2007, San Jose Water Company solicited bids from three contractors to construct two wells. San Jose Water Company received three bids and it selected the contractors with the lowest bid, which had a total project cost of $1,076,261 to drill, develop and install the casing and screen for the two wells. Roscoe Moss Manufacturing Company supplied well casing and screen to general contractors for this well project and billed the contractors an aggregate of approximately $380,031 in 2008 for such well casing and screen.

Two new wells were scheduled for construction in 2009 under another budgeted water well replacement program. San Jose Water Company received three bids and selected the contractor with the lowest bid, which had a total project cost of $1,201,695 to drill, develop and install the casing and screen for the two wells. Roscoe Moss Manufacturing Company supplied well casing and screen to the general contractor for this well project and billed the contractor an aggregate of approximately $385,628 in 2009 for such well casing and screen.

Two new wells are also scheduled for construction in 2010 under another budgeted water well replacement program. San Jose Water Company received three bids and selected the contractor with the lowest bid, which had a total project cost of $866,444 to drill, develop and install the casing and screen for the two wells. Roscoe Moss Manufacturing Company supplied well casing and screen to the general contractor for this well project and billed the contractor an aggregate of approximately $366,400 in 2010 for such well casing and screen.

Mr. George E. Moss, a member of the Board of Directors and beneficial owner of approximately 16.4 percent of SJW Corp.’s outstanding shares, is the Vice Chairman of the Board of Roscoe Moss Manufacturing Company. Messrs. George E. Moss and Roscoe Moss Jr., beneficial owner of approximately 11.6 percent of SJW Corp.’s outstanding shares, along with other members of the Moss family own greater than majority interest in Roscoe Moss Manufacturing Company. Mr. Van Valer, a member of the Board of Directors of SJW Corp., is the President and the beneficial owner of approximately 9.13 percent of the outstanding stock of Roscoe Moss Manufacturing Company.

As more fully set forth above in the section entitled “Independent Directors”, SJW Land Company, a wholly owned subsidiary of the Corporation, and TBI-444 West Santa Clara Street, L.P. (“TBI-444”) formed 444 West Santa Clara Street, L.P., a California limited partnership (the “Partnership”) in 1999. TBI-444 is the general partner with a 30 percent interest in the Partnership and SJW Land Company is a limited partner with a 70 percent interest in the Partnership. Mr. Toeniskoetter, the Chairman of the Board of Directors of the Corporation, is a limited partner in TBI-444 with a 32.3 percent interest and Toeniskoetter & Breeding, Inc. Development (“TBI Development”) is the general partner with a 5 percent interest in TBI-444. Mr. Toeniskoetter is the Chairman and has a 51 percent interest in TBI Development. Cash distribution payments made by the Partnership to the general partner, TBI-444, an entity controlled by Mr. Toeniskoetter, are made solely out of the net income of the Partnership. Such payments were approximately in the amount of $60,000 in 2005, $61,200 in 2006, $71,760 in 2007, $71,760 in 2008, and $86,571 in 2009. In addition, TBI Development manages the office building owned by the Partnership pursuant to a property management agreement between the Partnership and TBI Development. Under this property management agreement, in 2009 the tenant in the office building paid $39,442 of management fees to TBI Development.

SJW Corp. entered into amended and restated Indemnification Agreements with each of its Board members in February 2010. SJW Corp. also entered into an Indemnification Agreement with David A. Green, Chief Financial Officer and Treasurer of the Corporation. Copies of the form agreements are attached as Exhibits 10.37 and 10.38 to the Form 10-K filed on March 5, 2010.

The Audit Committee reviews and approves related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to the Corporation’s Audit Committee Charter. In addition, SJW Corp.’s written Related Party Transactions Policy provides that any request for approval submitted to the Audit Committee must describe the material terms of the proposed transaction and the related party’s interest. Such policy further provides that when approval for a related party transaction is required between regular Audit Committee Meetings, the Audit Committee may provide approval at a special telephonic committee meeting or by written consent (including by email). When the Audit Committee reviews and considers approving a proposed related party transaction, it considers whether the transaction is in, or is not inconsistent with, the best interests of the Corporation and its shareholders.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at next year’s annual meeting of shareholders must comply with all applicable requirements of SEC Rule 14a-8 and be received by the Corporation by November 25, 2010 for inclusion in the Corporation’s proxy materials relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2011 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting for which the Corporation did not have notice on or prior to January 28, 2010.

FORM 10-K

SJW CORP. WILL MAIL, WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SJW CORP.’S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SJW CORP., 110 WEST TAYLOR STREET, SAN JOSE, CALIFORNIA 95110, ATTENTION: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE CORPORATION’S WEBSITE AT WWW.SJWATER.COM.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for shareholder action at the annual meeting other than as set forth herein. If any other matters are properly brought before the annual meeting or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy card promptly.

BY ORDER OF THE BOARD OF DIRECTORS

Suzy Papazian
Corporate Secretary/Attorney

San Jose, California

March 12, 2010

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 28, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Shareholders to be held on April 28, 2010, and the accompanying proxy statement, and appoints Charles J. Toeniskoetter and R. Scott Yoo, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of SJW Corp. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of SJW Corp. to be held on April 28, 2010, at 10:00 AM Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NINE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be dated and signed on the reverse side.)

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER:	ACCOUNT NUMBER:

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, form of proxy and the Annual Report for the year ended on December 31, 2009 are available at http://www.RRDEZProxy.com/2010/SJWCorp

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒.

1. Election of Directors			FOR	AGAINST	ABSTAIN

	NOMINEES:	2. Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2010;	☐	☐	☐

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡ K. Armstrong ¡ M. L. Cali ¡ J. P. DiNapoli ¡ D. R. King ¡ N. Y. Mineta ¡ G. E. Moss ¡ W. R. Roth ¡ C. J. Toeniskoetter ¡ R. A. Van Valer

3.    Act upon such other business as may properly come before the annual meeting or any adjournment of postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” PROPOSAL 2.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above.   ☐

Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date		Signature of Shareholder Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.